Filed Pursuant to Rule 424(b)(5)
Registration Statement No.: 333-151355

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be	Maximum Aggregate	Amount of
Registered	Offering Price	Registration Fee(1)
Warrants (expiring January 1, 2013)	1,811,956,525	129,192.50

(1)	The filing fee of $129,192.50 is calculated in accordance with Rule 457(g) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To prospectus dated June 2, 2008)

Ford Motor Company

362,391,305 Warrants
Each to Purchase One Share of Common Stock

UAW Retiree Medical Benefits Trust (referred to in this prospectus supplement as the “selling security holder”) is offering to sell 362,391,305 warrants, each of which represents the right to purchase one share of our common stock, par value $0.01 per share, at an exercise price of $9.20 per share. Both the exercise price and the number of shares that a warrant confers the right to purchase are subject to adjustment from time to time in the manner described in this prospectus supplement. We will not receive any of the proceeds from the sale of the warrants being sold by the selling security holder. The warrants expire on January 1, 2013.

Prior to this offering, there has been no public market for the warrants. The warrants have been approved for listing on the New York Stock Exchange (the “NYSE”) under the symbol “F WS.” Our common stock is listed on the NYSE under the symbol “F.” On March 30, 2010, the last reported sale price of our common stock on the NYSE was $13.28 per share.

The public offering price and the allocation of the warrants in this offering will be determined by an auction process. During the auction period, potential bidders will be able to place bids at any price (in increments of $0.10) at or above the minimum bid price of $3.50 per warrant. The minimum size for any bid is 1,000 warrants. The public offering price of the warrants will be equal to the clearing price set in the auction. If bids are received for 100% or more of the offered warrants, the clearing price will be equal to the highest price at which all offered warrants can be sold in the auction and bidders who submit bids at the clearing price may experience pro-ration of their bids. If bids are received for 100% or more of the offered warrants, the selling security holder will sell all of the offered warrants at the clearing price. If bids are received for half or more, but less than all, of the offered warrants, then the clearing price will be equal to the minimum bid price of $3.50 per warrant, and the selling security holder will sell at the clearing price all the warrants for which bids were received in the auction. If bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering. In addition, we may bid, but are not required to bid, in the auction for some or all of the warrants. The method for submitting bids and a more detailed description of this auction process are described in “Auction Process” in this prospectus supplement.

You must meet minimum suitability standards in order to purchase the warrants. You must be able to understand and bear the risk of an investment in the warrants and should be experienced with respect to options and option transactions. You should reach an investment decision only after careful consideration, with your advisers, of the suitability of the warrants in light of your particular financial circumstances and the information in this prospectus supplement. The warrants involve a high degree of risk, are not appropriate for every investor and may expire worthless.

INVESTING IN THE WARRANTS AND OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Warrant	Total

Public offering price	$5.00	$1,811,956,525.00
Underwriting discounts and commissions	$0.10	$36,239,130.50
Proceeds, before expenses, to the selling security holder	$4.90	$1,775,717,394.50

The underwriters expect to deliver the warrants in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about April 6, 2010.

Deutsche Bank Securities

Goldman, Sachs & Co.	Barclays Capital	BofA Merrill Lynch	Citi	J.P. Morgan	Morgan Stanley	RBS

Prospectus Supplement dated March 30, 2010

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we provide to you. None of Ford, the selling security holder or the underwriters has authorized anyone to provide you with different information.

We and the selling security holder are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

The information in this prospectus supplement, which describes the specific terms of the offering of the warrants, supplements and should be read together with, the information contained in the related prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should read this information together with the financial statements and related notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

Except as otherwise specified, the words “Ford,” the “Company,” “we,” “our,” “ours” and “us” refer to Ford Motor Company and its subsidiaries and “common stock” refers to our common stock, $0.01 par value per share.

This prospectus supplement is an offer to sell only the warrants offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering has been completed.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (our “Annual Report”); and

•	Current Reports on Form 8-K filed on January 4, 2010, January 5, 2010, January 28, 2010, February 2, 2010, March 2, 2010 and March 29, 2010.

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act) will be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of the filing of such reports and documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all

S-ii

of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Ford Motor Company
One American Road
Dearborn, MI 48126
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

FORWARD LOOKING STATEMENTS

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A — Risk Factors” and “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 incorporated herein by reference.

We cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read the section entitled “Risk Factors” herein and additional information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 incorporated by reference in this prospectus supplement, for more information about important factors that you should consider before investing in the warrants. This summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement or incorporated herein by reference.

Company Overview

Ford Motor Company was incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, that had been incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are one of the world’s largest producers of cars and trucks. We and our subsidiaries also engage in other businesses, including financing vehicles. Our headquarters are located at One American Road, Dearborn, Michigan 48126, and our telephone number is (313) 322-3000. Our website address is www.ford.com. Material contained on our website is not part of and is not incorporated by reference in this prospectus supplement.

We review and present our business results in two sectors: Automotive and Financial Services. Within these sectors, our business is divided into reportable segments based upon the organizational structure that we use to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure. Our Automotive and Financial Services segments as of December 31, 2009 are described in the table below:

Business Sector	Reportable Segments*	Description

Automotive:	Ford North America	Primarily includes the sale of Ford, Lincoln and Mercury brand vehicles and related service parts in North America (the United States, Canada and Mexico), together with the associated costs to design, develop, manufacture and service these vehicles and parts, as well as, for periods prior to January 1, 2010, the sale of Mazda6 vehicles produced by our consolidated subsidiary AutoAlliance International, Inc.
	Ford South America	Primarily includes the sale of Ford-brand vehicles and related service parts in South America, together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Ford Europe	Primarily includes the sale of Ford-brand vehicles and related service parts in Europe, Turkey and Russia, together with the associated costs to design, develop, manufacture and service these vehicles and parts.

Business Sector	Reportable Segments*	Description

Automotive — continued	Ford Asia Pacific Africa	Primarily includes the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and South Africa, together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Volvo	Primarily includes the sale of Volvo-brand vehicles and related service parts throughout the world (including Europe, North and South America, and Asia Pacific Africa), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
Financial Services:	Ford Motor Credit Company	Primarily includes vehicle-related financing, leasing and insurance.
	Other Financial Services	Includes a variety of businesses including holding companies, real estate, and the financing and leasing of some Volvo vehicles in Europe.

*	We have experienced changes to our reportable segments in recent years, including:

•	As first reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2009, Volvo currently is held for sale. We announced the execution of a definitive agreement to sell Volvo on March 28, 2010.

•	During the fourth quarter of 2008, we sold a portion of our equity in Mazda Motor Corporation (“Mazda”), reducing our ownership percentage from approximately 33.4% at the time of sale to about 11% ownership currently. As a result, beginning with the fourth quarter of 2008, we account for our interest in Mazda as a marketable security and no longer report Mazda as an operating segment.

•	As reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2008, we sold our Jaguar Land Rover operations on June 2, 2008.

•	As reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2007, we sold Aston Martin on May 31, 2007.

Recent Developments

March Sales.  We expect to announce our U.S. sales for the month of March 2010 on April 1, 2010. We presently expect that U.S. sales of Ford, Lincoln and Mercury brand vehicles in March 2010 will be higher than in March 2009 by a percentage amount that is consistent with the year-over-year percentage increases in sales we have experienced in the last few months. March is not yet complete, and our sales estimate is therefore preliminary, based on information available to us as of the date of this prospectus supplement and subject to change.

Planned Credit Facility Paydown.  Due to concerns about instability in the capital markets and the uncertain state of the global economy, on February 3, 2009, we borrowed all available committed loans under our senior secured revolving credit facility to ensure access to these funds. At December 31, 2009, our revolving credit facility totaled $8.1 billion, of which $7.9 billion was utilized (including $418 million to support letters of credit). In light of the improved state of the capital markets and global economic conditions, we have notified JPMorgan Chase Bank, N.A., as administrative agent under our amended and restated credit agreement, that we will prepay $3.0 billion of revolving loans in April 2010, although such amounts will remain available for borrowing as the commitments of the revolving lenders will not be reduced.

Sale of Volvo and Related Assets.   On March 28, 2010, Ford announced it entered into a definitive agreement to sell Volvo Car Corporation and Volvo Cars of North America, LLC, and their respective subsidiaries (collectively, “Volvo Cars”) and related assets to Zhejiang Geely Holding Group Company Limited and certain of its affiliates. The sale is expected to close in the third quarter of 2010, and is subject to customary closing conditions, including receipt of applicable regulatory approvals.

The purchase price for Volvo Cars and related assets (primarily intellectual property) is U.S. $1.8 billion, which will be paid in the form of a note in the amount of U.S $200 million, and the remainder in cash. The cash portion of the purchase price will be adjusted at close for customary purchase price adjustments relating to Volvo Cars’ pension deficits, debt, cash and working capital, the net effect of which could be a significant decrease in the cash proceeds to Ford.

Ford will not retain any ownership in Volvo Cars. Following completion of the sale, Ford will continue to supply Volvo Cars with, for differing periods, powertrains, stampings and other vehicle components. As part of the sale, Ford also has committed to provide engineering support, information technology, access to tooling for common components, and other selected services for a transition period to ensure a smooth separation process.

Ford and Geely have established agreements to govern the use of intellectual property; these agreements will allow both Volvo Cars and Ford to deliver their business plans and provide appropriate safeguards against misuse. These agreements also will allow Volvo Cars to grant sublicenses to certain portions of Ford’s intellectual property used by Volvo Cars to third parties, including Geely.

For more information regarding Ford’s sale of Volvo Cars, see Ford’s Current Report on Form 8-K filed with the SEC on March 29, 2010.

The Offering

The following information about the warrants, our common stock and the auction process summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and the attached prospectus.

Issuer	Ford Motor Company

Selling Security Holder	UAW Retiree Medical Benefits Trust

Warrants Offered by the Selling Security Holder	362,391,305 warrants, each of which represents the right to purchase one share of our common stock, par value $0.01 per share, at an initial exercise price of $9.20 per share, subject to adjustment. As used in this prospectus supplement, the “number of underlying shares” means the number of shares of our common stock that a warrant confers the right to purchase, which is initially one share. See “Auction Process” in this prospectus supplement.

The warrants can be exercised at any time prior to 5:00 p.m., New York City time, on January 1, 2013. Because the expiration date of January 1, 2013 is not a trading day, you will need to contact your broker or DTC and have it exercise your warrants on your behalf no later than December 31, 2012.

Upon exercise, a warrantholder will receive, on the settlement date for the warrants being exercised, a number of shares of our common stock equal to the product of (i) the aggregate number of underlying shares with respect to such warrants and (ii) (A) the last reported sale price of our common stock on the relevant exercise date, minus the applicable exercise price, divided by (B) such last reported sale price, together with cash in lieu of any fractional shares. The economic result of this formula is the same as if the exercise price of a warrant was paid by our netting out a number of shares of our common stock otherwise issuable upon exercise of the warrant equal to the value of the exercise price of such warrant. See “Description of Warrants.”

Common Stock Outstanding After this Offering	3,299,284,320 shares of common stock and 70,852,076 shares of Class B stock.

The number of shares of common stock outstanding immediately after the closing of this offering is based on the number of shares of common stock outstanding as of February 28, 2010. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. Each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least approximately 60.7 million shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power. Unless otherwise indicated, the number of shares of common stock outstanding after this offering excludes up to 362,391,305 shares initially issuable upon exercise of the warrants offered by this prospectus supplement, 534,827,725 shares of our common stock issuable upon conversion of our outstanding convertible securities and 319,862,251 shares of our common stock issuable upon the exercise of stock options and restricted stock awards and units outstanding as of December 31, 2009.

Auction Process	The selling security holder and the underwriters will determine the public offering price and the allocation of the warrants in this offering through an auction process conducted by Deutsche Bank Securities Inc., the sole book-running manager, in its capacity as the auction agent. The auction will entail a modified “Dutch auction” mechanic in which bids may be submitted through the auction agent or one of the other underwriters that agrees to be a network broker (each, a “network broker,” and together, the “network brokers”) in connection with the auction process. Each broker will make suitability determinations with respect to its own customers wishing to participate in the auction process. During the auction process, the auction agent will not provide bidders, including us if we decide to bid, with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction. We may bid, but we are not required to bid, in the auction for some or all of the warrants. We encourage you to discuss any questions regarding the bidding process and suitability determinations applicable to your bids with your broker. For more information about the auction process, see “Auction Process” in this prospectus supplement.

Minimum Bid Price and Price Increments	This offering will be made using an auction process in which prospective purchasers are required to bid for the warrants. During the auction period, bids may be placed by qualifying bidders at any price (in increments of $0.10) at or above the minimum bid price of $3.50 per warrant. See “Auction Process” in this prospectus supplement.

Minimum Bid Size	1,000 warrants

Bid Submission Deadline	The auction will commence at 8:00 a.m., New York City time, on the date specified by the auction agent in a press release issued prior to such time, and will close at 6:30 p.m., New York City time, on that same day (the “submission deadline”).

Irrevocability of Bids	Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit successful bids will be obligated to purchase the warrants allocated to them. The auction agent is under no obligation to reconfirm bids for any reason; however, the auction agent may require that bidders confirm their bids at its discretion before the auction process closes. See “Auction Process” in this prospectus supplement.

Clearing Price	The price at which the warrants will be sold to the public will be the clearing price set by the auction process. The clearing price will be determined based on the valid, irrevocable bids at the time of the submission deadline as follows:

• If valid bids are received and not revoked for 100% or more of the number of warrants being offered, the clearing price will be equal to the highest price in the auction at which the quantity of all bids at or above such price equals 100% or more of the number of warrants being offered in the auction.

• If valid bids are received and not revoked for half or more, but less than all, of the offered warrants, the clearing price will be equal to the minimum bid price of $3.50 per warrant.

Unless bids are received for less than half the warrants (in which case no warrants will be sold), the warrants will be sold to bidders at the clearing price. After the clearing price is determined, the auction agent and each network broker that has submitted bids will notify successful bidders that the auction has closed and that their bids have been accepted (subject in some cases to pro-ration, as described below). The clearing price and number of warrants being sold are also expected to be announced by press release prior to the opening of the equity markets on the business day following the end of the auction. See “Auction Process” in this prospectus supplement.

Number of Warrants Sold	362,391,305

Number of Warrants to be Sold	If bids are received for all of the offered warrants, the selling security holder will sell all of the offered warrants. If bids are received for half or more, but less than all, of the offered warrants, then the selling security holder will sell at the minimum bid price in the auction (which will be deemed to be the clearing price) all the warrants for which bids were received in the auction. If bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering. See “Auction Process” in this prospectus supplement.

Allocation; Pro-Ration	If bids for all the warrants offered in this offering are received, then any bids submitted in the auction above the clearing price will receive allocations in full, while any bids submitted at the clearing price may experience pro-rata allocation. If bids for half or more, but less than all, of the warrants offered in this offering are received, then all bids will be satisfied without any pro-rata allocation. See “Auction Process” in this prospectus supplement.

Our Participation in the Auction	We are permitted to participate in the auction by submitting bids for the warrants. Although we are under no obligation to participate in the auction, if we elect to participate, we will not receive preferential treatment of any kind. We would participate on the same basis as all other bidders, except that we are required to submit any final bid we may enter by

6:00 p.m., New York City time, on the day on which the auction is conducted, while other bidders may submit bids by 6:30 p.m., New York City time, on such day. You will not be notified whether we have bid in the auction or, if we elect to participate in the auction, the terms of any bid or bids we may place.

Use of Proceeds	We will not receive any proceeds from the sale of any of the warrants offered by the selling security holder.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the attached prospectus for a discussion of factors you should consider carefully before deciding to invest in the warrants.

Listing	The warrants have been approved for listing on the NYSE under the symbol “F WS.” Our common stock is listed on the NYSE under the symbol “F.”

Warrant Agent	Computershare Trust Company, N.A.

Auction Agent	Deutsche Bank Securities Inc.

Network Brokers	No underwriters agreed to act as network brokers for purposes of this auction.

RISK FACTORS

Your investment in the warrants involves risks. This prospectus supplement does not describe all of those risks.

In consultation with your own financial and legal advisors, you should consider carefully the following risks before deciding whether an investment in the warrants is suitable for you. The warrants are not an appropriate investment for you if you are not knowledgeable about significant features of the warrants, our common stock, or financial matters in general. You should not purchase the warrants unless you understand and know that you can bear all of the risks associated with the warrants and with owning our common stock.

You should review carefully the information in this prospectus supplement and the attached prospectus about the warrants, our common stock and our other securities. For more information regarding risks that may materially affect our business and results, please refer to the information under the captions “Item 1A — Risk Factors” and “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2009, and any risks discussed in our subsequent filings that are incorporated by reference into this prospectus supplement, as well as other information included or incorporated by reference into this prospectus supplement or the attached prospectus. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and operating results. If any of the risks actually occur, our business, financial condition and operating results could be materially adversely affected, which, in turn, could adversely affect the trading price of the warrants and/or our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Auction Process

The price of the warrants could decline rapidly and significantly following this offering.

The public offering price of the warrants, which will be the clearing price, will be determined through an auction process conducted by the selling security holder and the auction agent. Although the warrants have been approved for listing on the NYSE, prior to this offering there has been no public market for the warrants, and the public offering price may bear no relation to market demand for the warrants once trading begins. We have been informed by both the selling security holder and Deutsche Bank Securities Inc., as the auction agent, that they believe that the bidding process will result in a clearing price for the warrants offered in the auction, which will be either the highest price at which all of the warrants offered may be sold to bidders, if bids are received for 100% or more of the offered warrants, or the minimum bid price of $3.50, if bids are received for half or more, but less than all, of the offered warrants. If there is little or no demand for the warrants at or above the public offering price once trading begins, the price of the warrants would likely decline following this offering. Limited or less-than-expected liquidity in the warrants, including decreased liquidity due to a sale of less than all of the warrants being offered or a purchase of warrants by us in the auction, if any, could also cause the trading price of the warrants to decline. In addition, the auction process may lead to more volatility in, or a decline in, the trading price of the warrants after the initial sales of the warrants in this offering. You should not assume you will be able to make a short-term profit by selling the warrants you purchase in the offering shortly after trading begins.

The minimum bid price that the auction agent has set for the warrants in this offering may bear no relation to the price of the warrants after the offering.

Prior to this offering, there has been no public market for the warrants. The minimum bid price set forth in this prospectus supplement was determined by Deutsche Bank Securities Inc., the sole book-running manager of this offering, and the selling security holder. An analysis of the value of complex securities like the warrants is necessarily uncertain as it may depend on several key variables, including, for example, the volatility of the trading prices of the underlying security. The difficulty associated with determining the value of the warrants is further increased by the time period during which the warrants can be exercised. We cannot assure you that the price at which the warrants will trade after completion of this offering will exceed this minimum bid price, or that the selling security holder will succeed in selling any or all of the warrants at a price equal to or in excess of the minimum bid price.

The auction process for this offering may result in a phenomenon known as the “winner’s curse,” and, as a result, investors may experience significant losses.

The auction process for this offering may result in a phenomenon known as the “winner’s curse.” At the conclusion of the auction, successful bidders that receive allocations of warrants in this offering may infer that there is little incremental demand for the warrants above or equal to the public offering price. As a result, successful bidders may conclude that they paid too much for the warrants and could seek to immediately sell their warrants to limit their losses should the price of the warrants decline in trading after the auction is completed. In this situation, other investors that did not submit successful bids may wait for this selling to be completed, resulting in reduced demand for the warrants in the public market and a significant decline in the price of the warrants. Therefore, we caution investors that submitting successful bids and receiving allocations may be followed by a significant decline in the value of their investment in the warrants shortly after this offering.

The auction process for this offering may result in a situation in which less price-sensitive investors play a larger role in the determination of the public offering price and constitute a larger portion of the investors in this offering, and, as a result, the public offering price may not be sustainable once trading of warrants begins.

In a typical public offering of securities, a majority of the securities sold to the public are purchased by professional investors that have significant experience in determining valuations for companies in connection with such offerings. These professional investors typically have access to, or conduct their own, independent research and analysis regarding investments in such offerings. Other investors typically have less access to this level of research and analysis, and as a result, may be less sensitive to price when participating in the auction. Because of the auction process, these less price-sensitive investors may have a greater influence in setting the public offering price (because a larger number of higher bids may cause the clearing price in the auction to be higher than it would otherwise have been absent such bids) and may represent a higher level of participation in this offering than is normal for other public offerings. This, in turn, could cause the auction to result in a public offering price that is higher than the price professional investors are willing to pay for the warrants. As a result, the price of the warrants may decrease once trading of the warrants begins. Also, because professional investors may have a substantial degree of influence on the trading price of the warrants over time, the price of the warrants may decline and not recover after this offering. In addition, if the public offering price of the warrants is above the level that investors determine is reasonable for the warrants, some investors may attempt to short sell the warrants after trading begins, which would create additional downward pressure on the trading price of the warrants.

We are permitted, but are not required, to participate in the auction for the warrants and, if we do so, that could have the effect of raising the clearing price and decreasing liquidity in the market for the warrants.

We are permitted, but are not required, to submit bids in the auction. You will not be notified whether we have bid in the auction or, if we elect to participate in the auction, the terms of any bid or bids we may place. We will not receive preferential treatment of any kind. We would participate on the same basis as all other bidders, except that we are required to submit any final bid we may enter by 6:00 p.m., New York City time, on the day on which the auction is conducted, while other bidders may submit bids by 6:30 p.m., New York City time, on such day. In some cases the submission of bids by us, if any, could cause the clearing price in the auction to be higher than it would otherwise have been (although in such a case we would still be required to purchase warrants for which we had submitted bids at the clearing price, subject to pro-ration). In addition, to the extent we purchase any warrants, the liquidity of any market for the warrants may decrease, particularly if our purchases represent a significant percentage of the outstanding warrants.

If this offering proceeds and is completed, we may from time to time repurchase and retire the warrants in open market purchases or on a privately negotiated basis. Any repurchases would also decrease liquidity in any market for the warrants.

The clearing price for the warrants may bear little or no relationship to the price for the warrants that would be established using traditional valuation methods or the market price of our common stock and, as a result, the trading price of the warrants may decline significantly following the issuance of the warrants.

The public offering price of the warrants will be equal to the clearing price. The clearing price of the warrants may have little or no relationship to, and may be significantly higher than, the price for the warrants that otherwise would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our revenues, earnings, and other financial and operating information; multiples of revenue, earnings, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to ours; and the views of research analysts. The trading price of the warrants may vary significantly from the public offering price. Potential investors should not submit a bid in the auction for this offering unless they are willing to take the risk that the price of the warrants could decline significantly.

No maximum price or set price range has been established in connection with the auction, and any bids submitted as “market bids” will be included at the highest bid received from any bidder.

Although the auction agent has established a minimum bid in connection with the auction, no maximum price or set price range has been implemented, meaning that there is no ceiling on the per-warrant amount that an investor can bid in the auction. If a bidder submits a market bid, which is a bid that specifies the number of warrants the bidder is willing to purchase without specifying the price it is willing to pay, that bid will be treated as a bid at the highest price received from any other bidder in the auction. Because market bids will increase the number of warrants that are covered by bids at the highest price received, the submission of market bids could cause the clearing price in the auction to be higher than it would otherwise have been absent any market bids. Since the only information being provided in connection with the auction is the minimum bid price and the auction agent is under no obligation to reconfirm bids for any reason, potential investors should carefully evaluate all factors that may be relevant about us, our operations, the warrants and the auction process in determining the appropriateness of any bids they may submit.

Successful bidders may receive the full number of warrants subject to their bids, so potential investors should not make bids for more warrants than they are prepared to purchase.

Each bidder may submit multiple bids. However, as bids are independent, each bid may result in an allocation of the warrants. Allocation of the warrants will be determined by, first, allocating warrants to any bids made above the clearing price, and second, allocating warrants on a pro-rata basis among bids made at the clearing price. If bids for all the warrants offered in this offering are received, the bids of successful bidders that are above the clearing price will be allocated all of the warrants represented by such bids, and only bids submitted at the clearing price may experience any pro-rata allocation. Bids that have not been modified or withdrawn by the time of the submission deadline are final and irrevocable, and bidders who submit successful bids will be obligated to purchase the warrants allocated to them. Accordingly, the sum of a bidder’s bid sizes as of the submission deadline should be no more than the total number of warrants the bidder is willing to purchase, and we caution investors against submitting a bid that does not accurately represent the number of warrants that they are willing and prepared to purchase.

Submitting a bid does not guarantee an allocation of warrants, even if a bidder submits a bid at or above the public offering price of the warrants.

The auction agent may require, at its discretion, that bidders confirm their bids before the auction closes, although the auction agent is under no obligation to reconfirm bids for any reason. If a bidder is requested to confirm a bid and fails to do so within the permitted time period, that bid may be deemed to have been withdrawn and, accordingly, that bidder may not receive an allocation of warrants even if the bid is at or above the clearing price. The auction agent may, however, choose to accept any such bid even if it has not been reconfirmed. In addition, the auction agent may determine in some cases to impose size limits on the aggregate size of bids that it chooses to accept, and may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process. Furthermore, if bids for all the warrants offered in this offering are received, each bid submitted at the clearing price will be allocated a number of warrants approximately equal to the pro-rata allocation percentage multiplied by the number of warrants represented by such bid, rounded to the nearest whole number of warrants (subject to rounding to eliminate odd-lots). As a result of these factors, you may not receive an allocation for all the warrants for which you submit a bid.

We cannot assure you that the auction will be successful or that the full number of offered warrants will be sold.

If sufficient bids are received and accepted by the auction agent to enable the selling security holder to sell all of the warrants in this offering, the public offering price will be set at the clearing price. If, however, bids are received for half or more, but less than all, of the offered warrants, then the selling security holder will sell at the minimum bid price in the auction (which will be deemed the clearing price) all the warrants for which bids were received in the auction. If bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering. The liquidity of the warrants may be limited if less than all of the offered warrants are sold by the selling security holder, or if we decide to bid and are a winning bidder in the auction and, as a result, a significant number of the warrants cease to be outstanding following allocation. Possible future sales of the selling security holder’s remaining warrants, if any are held following this offering, could affect the trading price of the warrants sold in this offering.

Submitting bids through a network broker or any other broker that is not the auction agent may in some circumstances lead to earlier deadlines for potential investors to submit, modify or withdraw their bids.

In order to participate in the auction, bidders must have an account with, and submit bids to purchase warrants through, either the auction agent or a network broker. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agent or a network broker. Potential investors and brokers that wish to submit bids in the auction and do not have an account with the auction agent or a network broker must either establish such an account prior to bidding in the auction or cause a broker that has such an account to submit a bid through that account. Network brokers and other brokers will impose earlier submission deadlines than that imposed by the auction agent in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agent (or, in the case of non-network brokers submitting bids through a network broker, to such network broker to transmit to the auction agent) before the auction closes. As a result of such earlier submission deadlines, potential investors who submit bids through a network broker, or brokers that submit bids through the auction agent or a network broker, will need to submit or withdraw their bids earlier than other bidders, and it may in some circumstances be more difficult for such bids to be submitted, modified or withdrawn.

Risks Related to the Warrants

The warrants are a risky investment. You may not be able to recover the value of your investment in the warrants, and the warrants may expire worthless.

On March 30, 2010, the last reported sale price of our common stock on the NYSE was $13.28 per share. This is above the exercise price of the warrants but below the amount equal to the exercise price of $9.20 plus the clearing price. In order for you to recover the value of your investment in the warrants, either a trading market must develop for the warrants and the market price of the warrants must exceed the public offering price, or our common stock price must increase to more than the sum of the exercise price of the warrants and the public offering price of the warrants for you to have an opportunity to exercise the warrants and achieve a positive return on your investment.

The warrants are exercisable only until January 1, 2013. Generally, a component of the value of option securities such as the warrants is time until expiration and, as the period of time until expiration of the warrants decreases, the market price of the warrants will, holding other variables constant, likely decline. In the event our common stock price does not increase to the level discussed above during the period when the warrants are exercisable, you will likely not be able to recover the value of your investment in the warrants. In addition, if our common stock price falls and remains below the exercise price of the warrants, the warrants may not have any value and may expire without being exercised, in which case you will lose your entire investment. There can be no assurance that the market price of our common stock will exceed the exercise price or the price required for you to achieve a positive return on your investment at any point during the warrant exercise period. In addition, upon exercise of the warrants, you will receive a number of shares of stock calculated based on the last reported sale price of our common stock on that day. Accordingly, the number of shares and the value of the common stock you receive upon exercise of the warrants will depend on the last reported sale price of our common stock on the day on which you choose to exercise those warrants. You should be prepared to sustain a total loss of the purchase price of your warrants.

There is no existing market for the warrants, and you cannot be certain that an active market will be established.

Prior to this offering, there has been no existing trading market for the warrants. The public offering price for the warrants will be determined by an auction process, and may not be indicative of the price that will prevail in the trading market following this offering. The market price for the warrants may decline below the public offering price and may be volatile. The liquidity of any market for the warrants will depend on a number of factors, including but not limited to:

•	the number of warrants, if any, that we and/or investors purchase in the auction;

•	the number of warrants that the selling security holder sells in this offering;

•	the number of holders of the warrants;

•	our performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the warrants; and

•	the market price of our common stock.

In addition, many of the risks that are described elsewhere in this “Risk Factors” section and under the heading “Risk Factors” in our most recently filed Annual Report on Form 10-K could materially and adversely affect the price of the warrants.

The warrants are not suitable for all investors.

The warrants are complex financial instruments for which there is no established trading market. Accordingly, the auction agent, each network broker and any other broker that submits bids through the auction agent or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the warrants is appropriate for any particular investor. Each broker will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”). If you do not meet the relevant suitability requirements of the auction agent or another broker, you will not be able to bid in the auction.

Recent governmental actions regarding short sales may adversely affect the market value of the warrants.

Governmental actions that interfere with the ability of warrant investors to effect short sales of the underlying common stock could significantly affect the market value of the warrants. Such government actions could make the arbitrage strategy that certain warrant investors employ more difficult to execute for the outstanding warrants offered hereby. At an open meeting on February 24, 2010 the SEC adopted a new short sale price test, which will take effect through amendment to Rule 201 of Regulation SHO. The new Rule 201 will restrict short selling only when a stock price has triggered a circuit breaker by falling at least 10 percent in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. If such new price test precludes warrant investors from executing the arbitrage strategy that they employ or other limitations are instituted by the SEC or any other regulatory agencies, the market value of the warrants could be adversely affected. The warrant agreement does not contain any provisions to afford holders protection in the event of a decline in the market value of the warrants due to such new price test or other limitations, and holders will not be entitled to any exercise price reduction or increase to the number of underlying shares except under the limited circumstances described in “Description of Warrants.”

The warrants do not automatically exercise, and any warrant not exercised prior to the expiration date will expire unexercised.

The warrants do not automatically exercise upon expiration. You are entitled to exercise the full number of warrants registered in your name or any portion thereof. Any warrant that you do not exercise prior to the expiration date will expire unexercised and you will not receive any shares of our common stock.

Purchasers of warrants who exercise their warrants for shares of our common stock will incur immediate and future dilution.

Upon exercise of your warrants for shares of our common stock, you could experience immediate and substantial dilution if the exercise price of your warrants at the time were higher than the net tangible book value per share of the outstanding common stock. In addition, you will experience dilution, except in limited circumstances pursuant to the anti-dilution protections contained in the warrants and described in this prospectus supplement, when we issue additional shares of our common stock that we are permitted or required to issue in any future offerings or under our outstanding convertible securities and warrants and under our stock option plans or other employee or director compensation plans.

The market price of the warrants will be directly affected by the market price of our common stock, which may be volatile.

To the extent a secondary market develops for the warrants, the market price of our common stock will significantly affect the market price of the warrants. This may result in greater volatility in the market price of the warrants than would be expected for warrants to purchase securities other than our common stock. The market price of our common stock could be subject to significant fluctuations due to factors described below under “Risks Related to Our Common Stock — Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the warrants” and “— Future sales of shares of our common stock may depress its market price,” and we cannot predict how shares of our common stock will trade in the future. Increased volatility could result in a decline in the market price of our common stock, and, in turn, in the market price of the warrants. The price of our common stock also could be affected by possible sales of common stock by investors who view the warrants as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock. The hedging or arbitrage of our common stock could, in turn, affect the market price of the warrants.

Holders of the warrants will have no rights as common stockholders until they acquire our common stock.

Until you become holder of record of the shares of our common stock issued upon settlement of your warrants, you will have no rights with respect to our common stock, including rights to dividend payments, if any, rights to vote or rights to respond to tender offers. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the date you become holder of record of such shares as described under “Description of Warrants — No Rights as Stockholders.”

The exercise price and the number of underlying shares may not be adjusted for all dilutive events.

The exercise price and the number of underlying shares are subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described below under “Description of Warrants — Adjustments to the Warrants.” The exercise price and the number of underlying shares will not be adjusted, however, for other events, such as a third-party tender or exchange offer, a merger or reorganization in which our common stock is acquired for cash or an issuance of common stock for cash, that may adversely affect the market price of the warrants or our common stock except under limited circumstances as described under “Description of Warrants — Exercise of Warrants upon a Designated Event.” Other events that adversely affect the value of the warrants may occur that do not result in an adjustment to the exercise price or the number of underlying shares.

The warrant agreement is not an indenture qualified under the Trust Indenture Act, and the obligations of the warrant agent are limited.

The warrant agreement is not an indenture qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and the warrant agent is not a trustee qualified under the TIA. Accordingly, warrantholders will not have the benefits of the protections of the TIA. Under the terms of the warrant agreement, the warrant agent will have only limited obligations to the warrantholders. Accordingly, it may in some circumstances be difficult for warrant holders, acting individually or collectively, to take actions to enforce their rights under the warrants or the warrant agreement.

Hedging arrangements relating to the warrants may affect the value of our common stock.

In order to hedge their positions, holders of our warrants may enter into derivative transactions with respect to our common stock, may unwind or adjust derivative transactions and may purchase or sell our common stock in secondary market transactions. The effect, if any, of any of these activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained in advance, but any of these activities could adversely affect the value of our common stock.

The exercise price reduction and the adjustment to the number of underlying shares for warrants exercised in connection with a designated event occurring prior to January 1, 2011 may not adequately compensate you for the lost option time value as a result of such designated event.

If you elect to exercise your warrant in connection with a “designated event” occurring prior to January 1, 2011, we may be required to reduce the exercise price and increase the number of underlying shares with respect to such exercised warrants as described under “Description of Warrants — Exercise of Warrants upon a Designated Event.” While the exercise price reduction and the increase to the number of underlying shares with respect to such exercised warrants are designed to compensate you for the lost option time value of your warrants as a result of a designated event, they are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the “applicable price” (as such term is defined under “Description of Warrants — Exercise of Warrants upon a Designated Event”) of our common stock with respect to a designated event is greater than $40.00 per share or less than $8.00 per share (in each case, subject to anti-dilution adjustments), the exercise price will not be reduced (and there will be no corresponding increase to the number of underlying shares) upon exercise of any warrant in connection with such designated event. Moreover, in no event will we reduce the exercise price if the reduction would cause the exercise price to fall below $8.00 (subject to anti-dilution adjustments). Our obligation to reduce the exercise price and increase the number of underlying shares with respect to such exercised warrants could be considered a penalty, in which case the enforceability of this obligation would be subject to general principles of reasonableness of economic remedies.

The significant number of shares of our common stock issuable upon exercise of the warrants and our existing convertible securities could adversely affect the trading prices of our common stock and, as a result, the value of the warrants.

As of December 31, 2009, we had outstanding 4.25% senior convertible notes due 2036, 6.50% junior subordinated convertible debentures due 2032 and 4.25% senior convertible notes due 2016, convertible at initial conversion prices of $9.20, $17.70 and $9.30 per share, respectively, into an aggregate of approximately 534.8 million shares of our common stock (subject to anti-dilution adjustment). In addition, we have issued an amortizing guaranteed secured note (which could be settled either in cash or our common stock at our election) to the selling security holder. Finally, the warrants being offered hereby could be exercised and result in the issuance of a significant number of shares. In addition, in certain circumstances upon a designated event we may be required to deliver significantly more shares of our common stock upon exercise of the warrants. Conversion of our outstanding convertible securities, exercise of the warrants, and the sale in the market of our common stock issued upon such conversion or exercise or the perception that our outstanding convertible securities and the warrants will be converted or exercised could depress the market price of our common stock and, as a result, the value of the warrants. In addition, the price of our common stock could be adversely affected by possible sales, including short sales, of our common stock by investors in our warrants and other securities who engage in hedging and arbitrage activities.

You could be subject to significant dilution if you acquire beneficial ownership of 4.99% or more of our outstanding common stock.

Section 382 of the U.S. Internal Revenue Code restricts the ability of a corporation that undergoes an ownership change to use its tax attributes, including net operating losses and tax credits (“Tax Attributes”). At December 31, 2009, we had Tax Attributes that would offset $17 billion of taxable income (representing about $6 billion of our $17.5 billion in deferred tax assets subject to valuation allowance). An ownership change occurs if 5 percent shareholders of an issuer’s outstanding common stock, collectively, increase their ownership percentage by more than 50 percentage points over a rolling three-year period. For this purpose, 5 percent shareholders do not include certain institutional holders, such as mutual fund companies, that hold our common stock on behalf of several individual mutual funds where no single fund owns 5 percent or more of our stock. Restructuring actions we took in 2009, including our exchange of our common stock for convertible debt and our public issuance of additional common stock, contributed significantly to the collective increase in ownership by 5 percent shareholders. At present, 5 percent shareholders may have collectively increased their ownership in us by more than 30 percentage points. In September 2009, we implemented a tax benefit preservation plan (the “Plan”) to reduce the risk of an ownership change under Section 382. Under the Plan, shares held by any person (including any warrantholder) who acquires, without the approval of our board of directors, beneficial ownership of 4.99% or more of our outstanding common stock could be subject to significant dilution. You may be subject to significant dilution as a result of such plan upon exercise of your warrants if your aggregate beneficial ownership (or the aggregate beneficial ownership of a group of which you are a part) of our common stock is 4.99% or more of our outstanding common stock. See “Description of Capital Stock — Preferred Share Purchase Rights.”

You may be subject to tax upon an adjustment to the exercise price or the number of underlying shares even though you do not receive a corresponding cash distribution.

The exercise price and the number of underlying shares are subject to adjustment in certain circumstances. To the extent any such adjustment or failure to adjust results in an increase in your proportionate interest in our assets or our earnings and profits, you will be deemed to have received for U.S. federal income tax purposes a taxable dividend to the extent deemed paid out of our earnings and profits without the receipt of any cash. If you are a non-U.S. holder, such deemed dividend generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be set off against shares of our common stock to be delivered upon exercise of warrants. See “Material United States Federal Income Tax Considerations” in this prospectus supplement.

Risks Related to Our Common Stock

Future sales of shares of our common stock may depress its market price.

In the future, we may sell additional shares of our common stock to raise capital, including pursuant to our equity distribution program, and may issue substantial amounts of additional shares of our common stock, including shares issuable upon exercise of outstanding options. We may also sell shares in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt to equity. Such sales or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. The price of our common stock could also be affected by possible sales of our common stock by investors who view the warrants being offered in this offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the warrants.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors, trading counterparties or suppliers regarding their own performance, as well as regulatory changes or developments, government actions or announcements, industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the warrants. The price of our common stock could also be affected by possible sales of our common stock by investors who view the warrants as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the warrants.

USE OF PROCEEDS

The warrants offered by this prospectus supplement are being sold for the account of the selling security holder named in this prospectus supplement. Any proceeds from the sale of the warrants will be received by the selling security holder for its own account, and we will not receive any proceeds from the sale of any of the warrants offered by this prospectus supplement.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the NYSE under the symbol “F.” The following table sets forth, for the quarters shown, the range of high and low composite prices of our common stock on the NYSE and the cash dividends declared on the common stock. The last reported sales price of our common stock on the NYSE on March 30, 2010 was $13.28 per share.

			Dividends
	High*	Low*	Declared

2010
First quarter (through March 30, 2010)	$14.54	$10.05	$—
2009
Fourth quarter	$10.37	$6.61	$—
Third quarter	8.86	5.24	—
Second quarter	6.54	2.40	—
First quarter	2.99	1.50	—
2008
Fourth quarter	$5.47	$1.01	$—
Third quarter	6.33	4.17	—
Second quarter	8.79	4.46	—
First quarter	6.94	4.95	—

*	New York Stock Exchange composite interday prices as provided by the www.NYSEnet.com price history database.

Our Board of Directors has not declared dividends on our common stock or Class B stock since the third quarter of 2006. Furthermore, our senior secured credit facility and our Department of Energy ATVM loan facility contain a covenant limiting our ability to pay dividends (other than dividends payable solely in stock) on our common stock and Class B stock. Additionally, as announced on March 4, 2009, we deferred future interest payments on our 6.50% Junior Subordinated Convertible Debentures due January 15, 2032 beginning with the April 15, 2009 quarterly interest payment and the terms of the debentures prohibit us from paying dividends with respect to our common stock or Class B stock during such deferral period. As a result, it is unlikely that we will pay any dividends on our common stock in the foreseeable future. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

AUCTION PROCESS

The following describes the auction process used to determine the public offering price of the warrants. The auction process differs from methods traditionally used in other underwritten offerings. The selling security holder and the sole book-running manager, Deutsche Bank Securities Inc., will determine the public offering price and Deutsche Bank Securities Inc. will determine the allocation of the warrants in this offering by an auction process conducted by it in its capacity as the “auction agent.” This process will involve a modified “Dutch auction” mechanic in which the auction agent, working with a number of other brokers, will receive and accept bids from bidders at either the minimum bid price of $3.50 or at price increments of $0.10 in excess of the minimum bid price. We may bid, but are not required to bid, in the auction for some or all of the warrants. After the auction closes and bids become irrevocable, which will occur automatically at the submission deadline to the extent bids have not been modified or withdrawn by that time, the auction agent will determine the clearing price for the sale of the warrants offered by this prospectus supplement and, if bids are received for half or more of the offered warrants, the sole book-running manager will allocate warrants to the winning bidders. The auction agent has reserved the right to round allocations to eliminate odd-lots. The clearing price for the warrants may bear little or no relationship to the price that would be established using traditional valuation methods. You should carefully consider the risks described under “Risk Factors — Risks Related to the Auction Process” elsewhere in this prospectus supplement.

Eligibility and Account Status

In order to participate in the auction, bidders must have an account with, and submit bids to purchase warrants through, either the auction agent or an underwriter that has agreed to act as a network broker. Brokers that are not network brokers will need to submit their bids, either for their own account or on behalf of their customers, through the auction agent or a network broker. If you wish to bid in the auction and do not have an account with the auction agent or a network broker, you will either need to establish such an account prior to bidding in the auction, which may be difficult to do before the submission deadline, or contact your existing broker and request that it submit a bid through the auction agent or a network broker. Network brokers and other brokers will have deadlines relating to the auction that are earlier than those imposed by the auction agent, as described below under “— The Auction Process — The Bidding Process.”

No underwriters agreed to act as network brokers for purposes of this auction.

Each network broker, if any, will also act as an underwriter in this offering and will share in the underwriting discounts or fees paid by the selling security holder in connection with this offering of the warrants. Subject to applicable FINRA and SEC rules, the network brokers may charge a separate commission to their own customers.

Because the warrants are complex financial instruments for which there is no established trading market, the auction agent, each network broker and any other broker that submits bids through the auction agent or any network broker will be required to establish and enforce client suitability standards, including eligibility, account status and size, to evaluate whether an investment in the warrants is appropriate for any particular investor. Each of them will individually apply its own standards in making that determination, but in each case those standards will be implemented in accordance with the applicable requirements and guidelines of FINRA. If you do not meet the relevant suitability requirements of the auction agent or another broker, you will not be able to bid in the auction. Accounts at the auction agent or any other broker, including broker accounts, are also subject to the customary rules of those institutions. You should contact your brokerage firm to better understand how you may submit bids in the auction.

The auction agent or network brokers may require bidders, including any brokers that may be bidding on behalf of their customers, to submit additional information, such as tax identification numbers, a valid e-mail address and other contact information, and other information that may be required to establish or maintain an account.

The auction agent and the network brokers, upon request, will provide certain information to you in connection with this offering, including this prospectus supplement and the attached prospectus and any forms used by the auction agent or network brokers to submit bids. Additionally, you should understand that:

•	before submitting a bid in the auction, you should read this prospectus supplement, including all the risk factors and the documents incorporated by reference herein;

•	if bids are received for 100% or more of the offered warrants, the public offering price will be set at the clearing price and the selling security holder will sell all the warrants offered hereby;

•	if bids are received for half or more, but less than all, of the offered warrants, then the selling security holder will sell, at the minimum bid price in the auction, which will be deemed the clearing price, all the warrants for which bids were received in the auction;

•	if bids are received for less than half of the offered warrants, the selling security holder will not sell any warrants in this offering;

•	if there is little or no demand for the warrants at or above the clearing price once trading begins, the market price of the warrants may decline;

•	we will be allowed, but are not required, to bid in the auction, and, if we do participate, we will not receive preferential treatment of any kind. We would participate on the same basis as all other bidders, except that we are required to submit any final bid we may enter by 6:00 p.m., New York City time, on the day on which the auction is conducted, while other bidders may submit bids by 6:30 p.m., New York City time, on such day;

•	the liquidity of any market for the warrants may be affected by the number of warrants that the selling security holder sells in this offering and the number of warrants, if any, that we purchase in the auction, and the price of the warrants may decline if the warrants are illiquid;

•	the auction agent has the right to reconfirm any bid at its discretion by contacting the purported bidder directly and to impose size limits on the aggregate size of bids that it chooses to accept from any bidder, including network brokers, although the auction agent is under no obligation to reconfirm bids for any reason. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn, but alternatively may, in its discretion, choose to accept any such bid even if it has not been reconfirmed;

•	the auction agent may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process; and

•	during the auction process, the auction agent will not provide bidders, including us, if we decide to bid, with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction.

None of the underwriters, the selling security holder, or we have undertaken any efforts to qualify the warrants for sale in any jurisdiction outside the United States. Except to the limited extent that this offering will be open to certain non-U.S. investors under private placement exemptions in certain countries other than the United States, investors located outside the United States should not expect to be eligible to participate in this offering.

Even if a bidder places a bid in the auction, it may not receive an allocation of the warrants in this offering for a number of reasons described below. You should consider all the information in this prospectus supplement and the attached prospectus in determining whether to submit a bid, the number of warrants you seek to purchase and the price per warrant you are willing to pay.

The Auction Process

The following describes how the auction agent will conduct the auction:

General

•	The auction will commence at 8:00 a.m., New York City time, on the date specified by the auction agent in a press release issued prior to such time, and will end at 6:30 p.m., New York City time, on that same day. Unless you submit your bids through the auction agent, your broker will have an earlier deadline for accepting bids. If a malfunction, technical or mechanical problem, calamity, crisis or other similar event occurs that the auction agent believes may interfere with the auction, the auction agent may, in consultation with the selling security holder, decide to extend the auction or cancel and reschedule the auction. The auction agent and the network brokers will advise bidders of any such decision to extend or cancel and/or reschedule the auction using e-mail, telephone or facsimile, and will attempt to make such notification prior to the time the auction is scheduled to close. If the auction is extended such that it closes at a later time on the same business day, any bids previously submitted will continue to be valid unless amended or cancelled by the bidder, but if the auction is extended such that it closes on the following business day or later, or is cancelled, all bids will be cancelled at the time of such extension or cancellation. We may bid, but are not required to bid, in the auction in the manner described in the last bullet point under “— The Bidding Process” below.

•	During the auction period, bids may be placed at any price (in increments of $0.10) at or above the minimum bid price of $3.50 per warrant.

•	The underwriters will contact potential investors with information about the auction and how to participate and will solicit bids from prospective investors via electronic message, telephone and facsimile. The minimum size of any bid is 1,000 warrants.

The Bidding Process

•	The auction agent and the network brokers will only accept bids in the auction at the minimum bid price and above the minimum bid price at increments of $0.10.

•	No maximum price or price range has been established in connection with the auction, which means that there is no ceiling on the price per warrant that you or any other bidder can bid in the auction. If you submit a market bid, which is a bid that specifies the number of warrants you are willing to purchase without specifying the price you are willing to pay, that bid will be treated as a bid at the highest price received from any other bidder in the auction.

•	Once the auction begins, you may submit your bids either directly through the auction agent or any network broker. Bids through the network brokers will be aggregated and submitted to the auction agent as single bids at each price increment by those brokers. Bids will only be accepted if they are made on an unconditional basis, which means that no “all-or-none” bids will be accepted.

•	In connection with submitting a bid, you will be required to provide the following information:

•	the number of warrants that you want to purchase;

•	the price per warrant you are willing to pay; and

•	any additional information that may be required to enable the auction agent and/or network broker to identify you, confirm your eligibility and suitability for participating in this offering, and, if you submit a successful bid, consummate a sale of warrants to you.

•	You may submit multiple bids. Canceling one bid does not cancel any other bid. However, as bids are independent, each bid may result in an allocation of warrants. Consequently, the sum of your bid sizes should be no more than the total number of warrants you are willing to purchase. In addition, the auction agent may impose size limits on the aggregate size of bids that it chooses to accept, although the auction agent is under no obligation to do so or to reconfirm bids for any reason.

•	At any time prior to the submission deadline, you may modify your bids to increase or decrease the number of warrants bid for or the price bid per warrant (subject in all cases to the minimum bid price, the price increment and the bid size requirements described in this prospectus supplement) and may withdraw your bid and reenter the auction. Network brokers, however, will impose earlier submission deadlines than that imposed by the auction agent in order to have sufficient time to aggregate bids received from their respective customers and to transmit the aggregate bid to the auction agent before the auction closes. If you are bidding through a network broker, or another broker that is submitting bids through the auction agent or a network broker, you should be aware of any earlier submission deadlines that may be imposed by your broker.

•	A bid received by the auction agent or any network broker involves no obligation or commitment of any kind prior to the submission deadline. Therefore, you will be able to withdraw a bid at any time prior to the submission deadline, or any deadline imposed by a network broker, if you are bidding through a network broker. Following the submission deadline, however, all bids that have not been modified or withdrawn by you prior to the submission deadline will be considered final and irrevocable and may be accepted. The auction agent and the selling security holder will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders.

•	If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn. The auction agent may, however, choose to accept your bid even if it has not been reconfirmed.

•	The auction agent may reject any bid that it determines, in its discretion, has a potentially manipulative, disruptive or other adverse effect on the auction process.

•	During the auction process, the auction agent will not provide bidders, including us, if we decide to bid, with any information about the bids of other bidders or auction trends, or with advice regarding bidding strategies, in connection with the auction.

•	Conditions for valid bids, including eligibility standards and account funding requirements, may vary from broker to broker. The auction agent or any network broker may require you to deposit funds or securities in your brokerage accounts with value sufficient to cover the aggregate dollar amount of your bids. No funds will be transferred to the underwriters until the acceptance of the bid and allocation of warrants. Bids may be rejected if you do not provide the required funds or securities within the required time. The auction agent or any network broker may, however, decide to accept successful bids regardless of whether you have deposited funds or securities in your brokerage accounts. In any case, if you are a successful bidder, you will be obligated to purchase the warrants allocated to you in the allocation process and will be required to deposit funds in your brokerage accounts prior to settlement, which is expected to occur three or four business days after the notices of acceptance are sent to you.

•	We will be allowed, but we are not required, to bid in the auction. If we decide to bid, we will not receive preferential treatment of any kind. We would participate on the same basis as all other bidders, except that we are required to submit any final bid we may enter by 6:00 p.m., New York City time, on the day on which the auction is conducted, while other bidders may submit bids by 6:30 p.m., New York City time, on such day. You will not be notified whether we have bid in the auction or, if we elect to participate in the auction, the terms of any bid or bids we may place. We will be required to submit any bids we make through the auction agent. The submission of bids by us may cause the clearing price in the auction to be higher than it would otherwise have been absent such bids.

Pricing and Allocation

•	Deutsche Bank Securities Inc. will manage the master order book that will aggregate all bids and will include the identity of the bidders, or their brokers, in the case of bids submitted through a network broker. During the auction process, the master order book will not be available for viewing by bidders, including us, if we decide to bid. Bidders whose bids are accepted will be informed about the result of their bids.

•	If valid bids are received and not revoked for all or more of the warrants being offered, the clearing price will equal the highest price in the auction at which all aggregated bids at or above such price equals 100% or more of the number of warrants being offered.

•	If valid bids are received and not revoked for at least 50% but less than 100% of the warrants being offered, the clearing price will equal the minimum bid price of $3.50.

•	All warrants will be sold to bidders at the clearing price.

•	If the number of warrants for which bids are received in the auction is:

•	100% or more of the number of warrants offered in this offering as disclosed on the cover of this prospectus supplement (the “Number of Offered Warrants”), then all warrants sold in the offering will be sold at the clearing price and the selling security holder will sell all the warrants offered hereby;

•	50% or more but less than 100% of the Number of Offered Warrants, then the selling security holder will sell, at the minimum bid price of $3.50, all the warrants for which bids were received in the auction; or

•	less than 50% of the Number of Offered Warrants, then the selling security holder will not sell any warrants in this offering.

•	Promptly after the auction agent determines the clearing price, it will communicate that clearing price to the selling security holder and the auction agent will then confirm allocations of warrants to all bidders and the network brokers. The underwriters will sell all warrants at the same price per warrant, which will be the clearing price.

•	If bids for all the warrants offered in this offering are received, allocation of the warrants will be determined by, first, allocating warrants to any bids made above the clearing price, and second, allocating warrants on a pro-rata basis among bids made at the clearing price. The pro-rata allocation percentage for bids made at the clearing price will be determined by dividing the number of warrants to be allocated at the bidding increment equal to the clearing price by the number of warrants represented by bids at that bidding increment. Each bid submitted at the clearing price will be allocated a number of warrants approximately equal to the pro-rata allocation percentage multiplied by the number of warrants represented by its bid, rounded to the nearest whole number of warrants; provided that bids at the clearing price that are pro-rated may be rounded to the nearest 100 warrants. In no case, however, will any rounded amount exceed the original bid size.

•	If bids for half or more, but fewer than all, of the warrants offered in this offering are received, then all bids will be allocated a number of warrants equal to the number of warrants represented by its bid.

•	After the auction agent determines the clearing price, the auction agent or a network broker that has submitted bids will notify you, in the event your bids have been accepted, by electronic message, telephone, facsimile or otherwise that the auction has closed and that your bids have been accepted (subject in some cases to pro-ration, as described in this prospectus supplement). They may also provide you with a preliminary allocation estimate, which will be subsequently followed by a final allocation and confirmation of sale. In the event your bids are not accepted, you may be notified that your bids have not been accepted. As a result of the varying delivery times involved in sending e-mails over the Internet and other methods of delivery, you may receive notices of acceptance before or after other bidders.

•	The clearing price and number of warrants being sold are expected to be announced by press release prior to the opening of the equity markets on the business day following the end of the auction. The price will also be included in the notice of acceptance and the confirmation of sale that will be sent to successful bidders and will also be included in the final prospectus supplement for the offering.

•	Sales to investors bidding directly through the auction agent will be settled through their accounts with Deutsche Bank Securities Inc., while sales through network brokers will be settled through your account with the broker through which your bid was submitted.

•	If you submit successful bids, you will be obligated to purchase the warrants allocated to you regardless of whether you are aware that the notice of acceptance of your bid has been sent. Once the auction agent or a network broker has sent out a notice of acceptance and confirmation of sale, it will not cancel or reject your bid. The auction agent and the selling security holder will rely on your bid in setting the public offering price and in sending notices of acceptance to successful bidders. As a result, you will be responsible for paying for all of the warrants that are finally allocated to you at the public offering price.

You should carefully review the procedures of, and communications from, the institution through which you bid to purchase warrants.

Auction Developments

You should keep in contact with the institution through which your bid has been submitted and monitor your relevant e-mail accounts, telephone and facsimile for notifications related to this offering, which may include:

•	Potential Request for Reconfirmation. The auction agent may ask you to reconfirm your bid at its discretion by directly contacting you, or your broker, if you submitted your bid through a broker other than the auction agent, although the auction agent is under no obligation to reconfirm bids for any reason. If you are requested to reconfirm a bid and fail to do so in a timely manner, the auction agent may deem your bid to have been withdrawn. The auction agent may, however, choose to accept your bid even if it has not been reconfirmed.

•	Notice of Additional Information Conveyed by Free Writing Prospectus. Notification that additional information relating to this offering is available in a free writing prospectus.

•	Notice of Acceptance. Notification as to whether any of your bids are successful and have been accepted. This notification will include the final clearing price. If your bids have been accepted, you will be informed about the results of the auction.

DESCRIPTION OF WARRANTS

The following is a brief description of the terms of the warrants being sold by the selling security holder. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the warrant certificates and warrant agreement, copies of which will be filed with the SEC. You should read the form of warrant certificate and the warrant agreement as it will be in effect upon closing of this offering, because they, and not this description, define your rights in respect of the warrants.

General

Each warrant initially represents the right to purchase one share of our common stock. The number of shares of our common stock that a warrant confers a right to purchase, which we refer to as the “number of underlying shares,” is subject to the adjustments described below under the headings “— Adjustments to the Warrants” and “— Exercise of Warrants upon a Designated Event.”

Form and Book-Entry Procedures

The warrants will be issued in the form of one or more global warrants as specified in the warrant agreement. Each global warrant will be registered in the name of The Depository Trust Company (“DTC”), or its nominee, and delivered by the warrant agent to DTC, or its custodian, for crediting to the accounts of its participants pursuant to the DTC procedures. A global warrant registered in the name of DTC or its nominee will be exchanged for certificated warrants only if (i) DTC (A) has notified us that it is unwilling or unable to continue as or ceases to be a clearing agency registered under Section 17A of the Exchange Act and (B) a successor to DTC registered as a clearing agency under Section 17A of the Exchange Act is not able to be appointed by the Company within 90 days or (ii) DTC is at any time unwilling or unable to continue as depositary and a successor to DTC is not able to be appointed by us within 90 days.

Exercise and Settlement of the Warrants

The initial exercise price applicable to each warrant is $9.20 per share of our common stock, subject to adjustment as described below under the headings “— Adjustments to the Warrants” and “— Exercise of Warrants upon a Designated Event.” The warrants may be exercised, in whole or in part, at any time prior to 5:00 p.m., New York City time, on January 1, 2013 (the “expiration date”). Any warrants not exercised prior to such time will expire unexercised and worthless. Because the expiration date of January 1, 2013 is not a trading day, you will need to contact your broker or DTC and have it exercise your warrants on your behalf no later than December 31, 2012.

To exercise a warrant, the warrantholder must surrender the warrant certificate evidencing such warrant to the warrant agent, complete and manually sign the exercise notice on the back of the warrant, deliver this notice to the warrant agent and pay any applicable transfer taxes. If the warrants are in global form, any exercise notice will be delivered to the warrant agent through and in accordance with the procedures of DTC. The date on which a warrantholder complies with the requirements for exercise in respect of a warrant is the “exercise date” for such warrant, unless such day is not a trading day in which case it will be the next trading day or, if such date is the expiration date, the prior trading day.

For each warrant exercised, “net share settlement” will apply. This means that an exercising warrantholder will be entitled to receive, on the settlement date for the warrants being exercised, a number of shares of our common stock equal to the product of (i) the aggregate number of underlying shares with respect to such warrants and (ii) (A) the last reported sale price of our common stock on the relevant exercise date, minus the applicable exercise price, divided by (B) such last reported sale price, together with cash in lieu of any fractional shares as described below. The settlement date for an exercised warrant will be the third trading day following the exercise date of such warrant except to the extent otherwise specified herein.

We will not issue fractional shares of our common stock upon any exercise of the warrants. If any fractional share of our common stock would be issuable upon exercise by any warrantholder, we will pay the warrantholder cash in lieu of the fractional share of our common stock issuable based on the last reported sale price of our common stock on the relevant exercise date. We will at all times aggregate the number of shares of our common stock deliverable for the warrants exercised by the same warrantholder on the same day.

In connection with the delivery of shares of our common stock to an exercising warrantholder, the warrant agent will, at the option of the warrant holder:

•	deliver common stock by electronic transfer to such warrantholder’s account, or any other account as such warrantholder may designate, at DTC or the relevant DTC participant; or

•	requisition from the transfer agent of our common stock and deliver to or upon the order of such warrantholder certificates for the number of full shares of our common stock to which such warrantholder is entitled, registered in such name or names as may be directed by such warrantholder.

A holder will not be required to pay any documentary, stamp or similar issue or transfer taxes relating to the issue or delivery of our common stock upon exercise of the warrants but will be required to pay such tax relating to any transfer involved in the issue or delivery of our common stock in a name other than of such holder. Certificates representing shares of our common stock will not be issued or delivered unless all taxes, if any, payable by a holder have been paid.

The warrants and the shares of our common stock issuable upon exercise of the warrants have been approved for listing on the NYSE under the symbol “F WS”.

No Rights as Stockholders

Warrantholders will not be entitled, by virtue of holding warrants, to vote, to consent, to receive dividends, if any, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders until such holders become holders of record of the shares of our common stock issued upon settlement of the warrants.

Each person in whose name any shares of common stock are issued will be deemed to have become the holder of record of such shares as of the exercise date. However, if any such date is a date when our stock transfer books are closed, such person will be deemed to have become the record holder of such shares at the close of business on the next succeeding date on which our stock transfer books are open.

Adjustments to the Warrants

The exercise price for the warrants will be subject to adjustment (without duplication) upon the occurrence of any of the following events:

(a) The issuance of our common stock as a dividend or distribution to all holders of our common stock, or a subdivision or combination of our common stock, in which event the exercise price will be adjusted based on the following formula:

EP1= EP0 ×	OS0 OS1

where:
EP0	=	the exercise price in effect immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;

EP1	=	the exercise price in effect immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision or combination, as the case may be;
OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such dividend or distribution, or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be; and
OS1	=	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Such adjustment will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision or combination, as the case may be. If any dividend or distribution or subdivision or combination of the type described in this clause (a) is declared or announced but not so paid or made, the exercise price will again be adjusted to the exercise price that would then be in effect if such dividend or distribution or subdivision or combination had not been declared or announced, as the case may be.

(b) The issuance to all holders of our common stock of rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock, in which event the exercise price will be adjusted based on the following formula:

EP1 = EP0 ×	OS0 + Y OS0 + X

where:
EP0	=	the exercise price in effect immediately prior to the close of business on the record date for such issuance;
EP1	=	the exercise price in effect immediately after the close of business on the record date for such issuance;
OS0	=	the number of shares of our common stock outstanding immediately prior to the close of business on the record date for such issuance;
X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants or convertible securities; and
Y	=	the aggregate price payable to exercise such rights, warrants or convertible securities divided by the current market price.

Such adjustment will become effective immediately after the close of business on the record date for such issuance. In the event that the issuance of such rights, warrants or convertible securities is announced but such rights, warrants or convertible securities are not so issued, the exercise price will again be adjusted to be the exercise price that would then be in effect if the record date for such issuance had not occurred. To the extent that such rights or warrants are not exercised prior to their expiration or shares of common stock are otherwise not delivered pursuant to such rights, warrants or convertible securities, upon the expiration, termination or maturity of such rights, warrants or convertible securities, the exercise price will be readjusted to the exercise price that would then be in effect had the adjustments made upon the issuance of such rights, warrants or convertible securities been made on the basis of the delivery of only the number of shares of common stock actually delivered. In determining the aggregate price payable for such shares of common stock, there will be taken into account any consideration received for such rights or warrants, as well as any consideration received in connection with the conversion of any convertible securities issued upon exercise of such rights or warrants, and the value of such consideration, if other than cash, will be determined in good faith by our board of directors or a duly authorized committee thereof.

(c) The dividend or other distribution to all holders of our common stock of shares of our capital stock (other than our common stock) or evidences of our indebtedness, rights or warrants to purchase our securities, or our assets (excluding any dividend, distribution or issuance covered by clauses (a) or (b) above or (d) or (e) below), in which event the exercise price will be adjusted based on the following formula:

EP1 = EP0 ×	SP0 − FMV SP0

where:
EP0	=	the exercise price in effect immediately prior to the close of business on the record date for such dividend or distribution;
EP1	=	the exercise price in effect immediately after the close of business on the record date for such dividend or distribution;
SP0	=	the current market price; and
FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof), on the record date for such dividend or distribution, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock.

Such decrease will become effective immediately after the close of business on the record date for such dividend or distribution. In the event that such dividend or distribution is declared or announced but not so paid or made, the exercise price will again be adjusted to be the exercise price which would then be in effect if such distribution had not been declared or announced.

However, if the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the NYSE or any other national or regional securities exchange or market, then the exercise price will instead be adjusted based on the following formula:

EP1 = EP0 ×	MP0 MP0 + FMV

where:
EP0	=	the exercise price in effect immediately prior to the close of business on the record date for such dividend or distribution;
EP1	=	the exercise price in effect immediately after the close of business on the record date for such dividend or distribution;
FMV	=	the average of the last reported sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days commencing on, and including, the third trading day after the ex-date for such dividend or distribution (the “valuation period”); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period for such dividend or distribution.

Such decrease will be made immediately after the close of business on the last trading day of the valuation period for such dividend or distribution, but will be given effect immediately after the close of business on the record date for such dividend or distribution. To the extent that the exercise date for any warrant occurs during the valuation period for such dividend or distribution, the settlement date for such warrants will be postponed to the third business day immediately following the last trading day of such valuation period. In the event that such dividend or distribution is declared or announced but not so paid or made, the exercise price will again be adjusted to be the exercise price which would then be in effect if such distribution had not been declared or announced.

(d) Dividends or other distributions consisting exclusively of cash to all holders of our common stock, in which event the exercise price will be adjusted based on the following formula:

EP1 = EP0 ×	SP0− C SP0

where:
EP0	=	the exercise price in effect immediately prior to the close of business on the record date for such dividend or distribution;
EP1	=	the exercise price in effect immediately after the close of business on the record date for such dividend or distribution;
SP0	=	the current market price; and
C	=	the amount in cash per share that we distribute to holders of our common stock for such dividend or distribution.

Such adjustment will become effective immediately after the close of business on the record date for such dividend or distribution. In the event that such dividend or distribution declared or announced but is not so paid or made, the exercise price will again be adjusted to be the exercise price which would then be in effect if such dividend or distribution had not been declared or announced.

(e) We or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer (other than offers not subject to Rule 13e-4 under the Exchange Act) by us or one or more of our subsidiaries for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the last reported sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “offer expiration date”), in which event the exercise price will be adjusted based on the following formula:

EP1 = EP0 ×	OS0 × SP1 FMV + (SP1 × OS1)

where:
EP0	=	the exercise price in effect immediately prior to the close of business on the trading day next succeeding the offer expiration date;
EP1	=	the exercise price in effect immediately after the close of business on the trading day next succeeding the offer expiration date;
FMV	=	the fair market value (as determined by our board of directors or a duly authorized committee thereof), on the offer expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares of our common stock validly tendered or exchanged and not withdrawn as of the offer expiration date (the “purchased shares”);
OS1	=	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “offer expiration time”) less any purchased shares;
OS0	=	the number of shares of our common stock outstanding as of the offer expiration time, including any purchased shares; and
SP1	=	the last reported sale price of our common stock on the trading day next succeeding the offer expiration date.

An adjustment, if any, to the exercise price pursuant to clause (e) above will become effective immediately prior to the open of business on the second trading day immediately following the offer expiration date. In the event that we or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the exercise price will again be adjusted to be the exercise price which would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of clause (e) above to any tender offer or exchange offer would result in an increase in the exercise price, no adjustment will be made for such tender offer or exchange offer under clause (e) above.

For purposes of this “— Adjustment to the Warrants” section, the following definitions will apply:

“Last reported sale price” means, as of any date, the last reported per share sales price of a share of our common stock or any other security on such date (or, if no last reported sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices on such date) as reported on the NYSE, or if our common stock or such other security is not listed on the NYSE, as reported by the principal U.S. national or regional securities exchange or quotation system on which our common stock or such other security is then listed or quoted; provided, however, that in the absence of such quotations, our board of directors or a duly authorized committee thereof will make a good faith determination of the last reported sale price. If during a period applicable for calculating the last reported sale price, an issuance, distribution, subdivision, combination or other transaction or event occurs that requires an adjustment to the exercise price or number of underlying shares pursuant to “— Adjustment to the Warrants,” the last reported sale price will be calculated for such period in a manner determined by us in good faith to appropriately reflect the impact of such issuance, distribution, subdivision or combination on the price of our common stock during such period.

“Current market price” means, in connection with a dividend, issuance or distribution, the average of the last reported sale prices of our common stock for each of the 10 consecutive trading days ending on, but excluding, the earlier of the date in question and the trading day immediately preceding the ex-date for such dividend, issuance or distribution.

“Record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof or by statute, contract or otherwise).

“Ex-date” means, in connection with any dividend, issuance or distribution, the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such dividend, issuance or distribution.

For the avoidance of doubt, our “common stock” in the “Description of Warrants” means the common stock, par value $0.01, of Ford Motor Company and shall not include Class B stock, par value $0.01, of Ford Motor Company.

Concurrently with any adjustment to the exercise price described in clauses (a) to (e) above, the number of underlying shares will be adjusted such that the number of underlying shares in effect immediately following the effectiveness of such adjustment will be equal to the number of underlying shares in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the exercise price in effect immediately prior to such adjustment and (ii) the denominator of which is the exercise price in effect immediately following such adjustment.

We may from time to time, to the extent permitted by law and subject to applicable rules of the NYSE, decrease the exercise price and/or increase the number of underlying shares by any amount for any period of at least 20 days. In that case, we will give the warrantholders at least 15 days’ prior notice of such increase or decrease, and such notice will state the decreased exercise price and/or increased number of underlying shares and the period during which the decrease and/or increase will be in effect. We may make such decreases in the exercise price and/or increases in the number of underlying shares, in addition to those set forth above, as our board of directors (or a duly authorized committee thereof) deems advisable, including to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Neither the exercise price nor the number of underlying shares will be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan; or

•	for a change in the par value of our common stock;

In no event will we adjust the exercise price or the number of underlying shares, if the adjustment would reduce the exercise price:

•	below the par value per share of our common stock; or

•	below $8.00 (such price subject to adjustment in the same manner and at the same time as adjustments to the exercise price set forth above).

No adjustment will be made to the exercise price or the number of underlying shares for any of the transactions described above if we make provisions for the warrantholders to participate in any such transaction without exercising their warrants on a basis and with notice that our board of directors, or a duly authorized committee thereof, determines in good faith to be fair and appropriate.

No adjustment will be made to the exercise price, nor will any corresponding adjustment be made to the number of underlying shares, unless the adjustment would result in a change of at least 1% of the exercise price; provided that any adjustments that are less than 1% of the exercise price will be carried forward and such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1% of the exercise price, will be made (i) annually, on December 11 of each year and (ii) five business days prior to the expiration date, unless such adjustment has already been made.

If we take a record of the holders of our common stock for the purpose of entitling them to receive a dividend or other distribution, and thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon our plan to pay or deliver such dividend or distribution, then thereafter no adjustment to the exercise price or the number of underlying shares then in effect will be required by reason of the taking of such record.

If we have a shareholder rights plan (including our existing tax benefit preservation plan) under which any rights are issued and it provides that each share of our common stock issued upon exercise of warrants at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, then, prior to the separation of such rights from our common stock, the exercise price and the number of underlying shares will not be adjusted as described above. If, however, prior to any exercise of a warrant, such rights have separated from our common stock, the exercise price and the number of underlying shares will be adjusted at the time of separation as if we dividended or distributed to all holders of our common stock, our capital stock, evidences of our indebtedness, certain rights or warrants to purchase our securities or our other assets as described in clause (c) above.

In addition, except as set forth in the preceding paragraph, in the event of any distribution (or deemed distribution) of rights or warrants, or any trigger event or other event with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the exercise price and the number of underlying shares under “— Adjustment of the Warrants” was made (including any adjustment contemplated in the preceding paragraph): (i) in the case of any such rights or warrants that will all have been redeemed or repurchased without exercise by the holders thereof, the exercise price and the number of underlying shares will be readjusted upon such final redemption or repurchase to give effect to such distribution or trigger event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of common stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of common stock as of the date of such redemption or repurchase; and (ii) in the case of such rights or warrants that will have expired or been terminated without exercise by the holders thereof, the exercise price and the number of underlying shares will be readjusted as if such rights and warrants had not been issued.

In any case in which an adjustment to the exercise price under clauses (a) to (e) above provides that an adjustment will become effective immediately after (i) a record date for an event, (ii) the effective date (in the case of a subdivision or combination of our common stock) or (iii) the offer expiration date for any tender or exchange offer pursuant to clause (e) above (each a “determination date”), we may elect to defer, until the later of the date the adjustment to the exercise price and number of underlying shares can be definitively determined and the occurrence of the applicable adjustment event (as defined below), (A) issuing to the warrantholder of any warrant exercised after such determination date and before the occurrence of such adjustment event, the additional shares of our common stock or other securities or assets issuable upon such exercise by reason of the adjustment required by such adjustment event over and above our common stock issuable upon such exercise before giving effect to such adjustment and (B) paying to such warrantholder any amount in cash in lieu of any fractional share of our common stock. For purpose of this paragraph, “adjustment event” means (A) in any case referred to in clause (i) or clause (ii) hereof, the occurrence of such event, (B) in any case referred to in clause (iii) hereof, the date a sale or exchange of our common stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.

Whenever the exercise price or the number of underlying shares is adjusted, we will promptly notify the warrantholders of such adjustment.

We will be responsible for making all calculations called for under the warrants. These calculations include, but are not limited to, the exercise date, the current market price, the last reported sale price, the exercise price and the number of underlying shares (yielding the number of shares of our common stock or units of reference property (as defined below), if any, to be issued upon exercise of any warrants). We will make the foregoing calculations in good faith and, absent manifest error, our calculations will be final and binding on the warrantholders.

Exercise of Warrants upon a Designated Event

If a designated event (as defined below) occurs prior to January 1, 2011 and a warrantholder elects to exercise warrants in connection with such designated event, we will reduce the exercise price for the warrants exercised by an amount (the “exercise price reduction”) and increase the number of underlying shares with respect to such exercised warrants as described below. An exercise of a warrant will be deemed to be “in connection with” a designated event if the exercise date for such warrant falls during the period commencing on the effective date of the relevant designated event (the “effective date”) and ending on the 30th calendar day following the effective date for such designated event.

“Designated event” means any of the following:

(i) more than 50% of the voting power of our voting stock being held by a person or persons (other than permitted holders) who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities” of ours (within the meaning of Section 13(d)(3) of the Exchange Act);

(ii) more than 50% of the voting power of our voting stock being held by a person or persons who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities” of ours (within the meaning of Section 13(d)(3) of the Exchange Act), where such person or persons are permitted holders, resulting in our common stock (or other securities or property for which the warrants are then exercisable) no longer being listed or approved for trading on the NYSE or on any other U.S. national securities exchange or other similar market; or

(iii) we consolidate or merge with or into another person (other than any of our subsidiaries), or convey, sell, transfer or lease all or substantially all of our assets to another person (other than one of our subsidiaries), or any person (other than any of our subsidiaries) merges into or consolidates with us, and our outstanding common stock is reclassified into, converted for or converted into the right to receive any property or security; provided that no such transaction will constitute a designated event if persons that beneficially own (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions) our common stock immediately prior to the transaction beneficially own, directly or indirectly, common stock representing at least a majority of the voting power of all the common stock of the surviving person after the transaction in substantially the same proportion as their voting power immediately prior to the transaction.

“Permitted holders” means holders of our Class B stock, par value $0.01 per share, on January 1, 2008 and such other holders of our Class B stock from time to time; provided that any such holder satisfies the qualification set forth in clauses (i) through (vii) of subsection 2.2 of Article Fourth of our restated certificate of incorporation as in effect on January 1, 2008.

Notwithstanding the forgoing, the exercise price will not be reduced (and the number of underlying shares with respect to such exercised warrants will not be correspondingly increased) in the case of any designated event if at least 90% of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights, in a transaction otherwise constituting a designated event consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded on a U.S. national securities exchange, or will be so traded immediately following such transaction, and as a result of such transaction the warrants become exercisable solely for such consideration.

Within 15 calendar days after the effective date of any designated event, we will notify the warrant agent and each warrantholder of such designated event. The notice will state the events causing, and the effective date of, such designated event. If we fail to provide such notice within 15 calendar days of the effective date, the period during which warrantholders may exercise their warrants and receive the relevant exercise price reduction (and the corresponding increase in the number of underlying shares) will be extended by the number of calendar days that such notification is delayed or not otherwise provided to warrantholders beyond the specified notice deadline. We will notify the warrantholders and issue a press release no later than 10 days prior to the anticipated effective date for any designated event. The failure to deliver such notice or issue such press release will not affect the validity of such transaction.

The amount of the exercise price reduction with respect to warrants exercised in connection with any designated event will be determined by reference to the table below and will be based on the effective date of, and the applicable price for, such designated event. “Applicable price” means, for any designated event, (i) if the consideration paid to holders of our common stock in connection with such designated event consists exclusively of cash, the amount of such cash per share of our common stock, and (ii) in all other cases, the average of the last reported sale prices of our common stock for the five consecutive trading days immediately preceding the effective date of such designated event.

The applicable prices set forth in the first row of the table below (i.e., the column headers), and the exercise price reduction amounts set forth in the table below, will each be adjusted at the same time and in the manner as the exercise price as set forth under “— Adjustments to the Warrants.”

The following table sets forth the amount of the exercise price reduction for given applicable prices and effective dates:

	Applicable Prices
Effective Date	$8.00	$9.00	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$25.00	$30.00	$40.00

January 1, 2010	$1.2000	$1.2000	$1.2000	$1.1508	$0.9098	$0.7491	$0.6362	$0.5531	$0.4171	$0.3337	$0.2339
January 1, 2011	$1.2000	$1.2000	$1.2000	$0.8830	$0.6670	$0.5353	$0.4491	$0.3886	$0.2935	$0.2360	$0.1665

If the exact applicable price and/or effective date are not set forth in the table above, then:

•	if the actual applicable price is between two applicable prices in the table or the effective date is between two effective dates in the table, the exercise price reduction will be determined by a straight-line interpolation between the exercise price reduction set forth for the higher and lower applicable prices and/or the earlier and later effective dates in the table, based on a 365-day year, as applicable;

•	if the actual applicable price is equal to or in excess of $40.00 per share, subject to adjustment as set forth under “— Adjustments to the Warrants,” the exercise price will not be reduced (and there will be no corresponding increase to the number of underlying shares) upon exercise of any warrant in connection with the relevant designated event; and

•	if the applicable price is equal to or less than $8.00 per share, subject to adjustment as set forth under “— Adjustments to the Warrants,” the exercise price will not be reduced (and there will be no corresponding increase to the number of underlying shares) upon exercise of any warrant in connection with the relevant designated event.

Notwithstanding the foregoing, in no event will we reduce the exercise price if the reduction would cause the exercise price to fall below $8.00, such price subject to adjustment at the same time and in the same manner as the exercise price as set forth under “— Adjustments to the Warrants.”

If the exercise price for any warrants that are exercised in connection with a designated event is reduced as set forth above, the number of underlying shares with respect to each such warrant will concurrently be increased by multiplying the number of underlying shares with respect to each such warrant prior to such increase by a fraction, (i) the numerator of which is the exercise price prior to giving effect to such exercise price reduction and (ii) the denominator of which is the exercise price after giving effect to such exercise price reduction.

Recapitalizations, Reclassifications and Other Changes

If any of the following events occur:

•	any recapitalization;

•	any reclassification or change of the outstanding shares of our common stock (other than changes resulting from a subdivision or combination);

•	any consolidation, merger or combination involving us;

•	any sale or conveyance to a third party of all or substantially all of our assets; or

•	any statutory share exchange,

(each such event, a “reorganization event”), in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (the “reference property”), then, following the effective time of the transaction, the right to receive shares of our common stock upon exercise of a warrant will be changed to a right to receive, upon exercise of such warrant, with respect to each share of common stock that such warrant confers the right to purchase, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of one share of our common stock would have owned or been entitled to receive in connection with such reorganization event (such kind and amount of reference property per share of our common stock, a “unit of reference property”). In the event holders of our common stock have the opportunity to elect the form of consideration to be received in a reorganization event, the type and amount of consideration into which the warrants will be exercisable from and after the effective time of such reorganization event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock in such reorganization event. We agree not to become a party to any reorganization event unless its terms are consistent with the forgoing.

Consolidation, Merger and Sale of Assets

We may, without the consent of the warrantholders, consolidate with, merge into or sell, lease or otherwise transfer in one transaction or a series of related transactions the consolidated assets of us and our subsidiaries substantially as an entirety to any corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions so long as:

•	the successor assumes all of our obligations under the warrant agreement and the warrants; and

•	an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, sale, lease or other transfer complies with the provisions of the warrant agreement, have been delivered to the warrant agent.

Modification, Waiver and Meetings

The warrant agreement contains provisions for convening meetings of the warrantholders to consider matters affecting their interests.

The warrant agreement may be modified or amended by us and the warrant agent without the consent of the holder of any warrant for the purposes of, among other things:

•	adding covenants for the benefit of the warrantholders;

•	adding a guarantor or other security for the benefit of the warrantholders;

•	surrendering any right or power conferred upon us;

•	providing for the settlement upon exercise of warrants if any reclassification or change of our common stock or any consolidation, merger, sale, lease or other transfer of the consolidated assets of us and our subsidiaries substantially as an entirety occurs;

•	providing for the assumption of our obligations under the warrant agreement in the case of a merger, consolidation, conveyance, sale, lease or other transfer;

•	adjusting the exercise price or the number of underlying shares in the manner described in the warrant agreement as discussed in this “Description of Warrants”;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the warrant agreement so long as such modification or amendment does not adversely affect the interests of the warrantholders in any material respect; and

•	adding or modifying any other provisions that we may deem necessary or desirable and which will not adversely affect the interests of the warrantholders in any material respect.

Noncompliance with any provision of the warrant agreement or the warrants may be waived, either:

•	with the written consent of the holders of at least a majority of warrants at the time outstanding; or

•	by the adoption of a resolution at a meeting of warrantholders at which a quorum is present by at least a majority of the number of warrants represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of each warrantholder affected:

•	change the expiration date;

•	increase the exercise price or decrease the number of underlying shares (except as explicitly set forth under “— Adjustments to the Warrants)”;

•	impair the right to institute suit for the enforcement of any payment or delivery with respect to the settlement of any warrant;

•	except as otherwise expressly permitted by provisions of the warrant agreement concerning specified reclassifications or corporate reorganizations, impair or adversely affect the exercise rights of warrantholders, including any change to the calculation or payment of the number of shares of our common stock issuable upon exercise of the warrants;

•	reduce the percentage of warrants outstanding necessary to modify or amend the warrant agreement or to waive any past default; or

•	reduce the percentage in warrants outstanding required for any other waiver under the warrant agreement.

The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority of the warrants at the time outstanding.

Reservation of Shares

Our board of directors has authorized and reserved 362,391,305 shares of our common stock for issuance upon the exercise of all warrants offered hereby and will continue to reserve for the issuance of any additional shares of our common stock that become issuable upon the exercise of all outstanding warrants as a result of the adjustments described above until the expiration date of the warrants. All such shares will be duly and validly issued, fully paid and non-assessable.

We May Acquire Warrants

We may, except as limited by applicable law, at any time purchase or otherwise acquire warrants at such times, in such manner and for such consideration as we may deem appropriate and will have agreed with the holder of such warrants.

Governing Law

The warrants and the warrant agreement will be governed by New York law.

Information Regarding the Warrant Agent

Under the warrant agreement, Computershare Trust Company, N.A. is appointed to act as the warrant agent on our behalf in connection with the transfer, exchange, substitution, exercise and cancellation of the warrants and required to maintain a register recording the names and addresses of all registered holders of warrants. The warrant agent will receive a fee in exchange for performing these duties under the warrant agreement and will be indemnified by us for liabilities not involving negligence, willful misconduct or bad faith and arising out of its service as warrant agent. The warrant agent and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, certain terms of which affect the common stock, and the preferred share purchase rights, one of which is attached to each share of our common stock, including shares issuable upon exercise of the warrants offered hereby. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation and the preferred share rights plan. See “Where You Can Find More Information.”

Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock.

As of February 28, 2010, we had outstanding 3,299,284,320 shares of common stock and 70,852,076 shares of Class B stock.

Common Stock and Class B Stock

Rights to Dividends and on Liquidation.  Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading “Stock Dividends.” Our senior secured credit facility and our Department of Energy ATVM loan facility contain a covenant restricting us from paying dividends (other than dividends payable solely in stock) on our common stock and Class B stock. Additionally, as announced on March 4, 2009, we deferred future interest payments on our 6.50% Junior Subordinated Convertible Debentures due January 15, 2032 beginning with the April 15, 2009 quarterly interest payment and the terms of the debentures prohibit us from paying dividends with respect to our common stock or Class B stock during such deferral period.

Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting — General.  All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock.

Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%.

If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share.

Based on the number of shares of Class B stock and common stock outstanding as of March 18, 2009 each holder of Class B stock is entitled to 21.952 votes per share. Of the outstanding Class B stock as of March 18, 2009, 52,016,831 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default.  It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more quarters’ worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

Non-Cumulative Voting Rights.  Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class.  If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of our restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of our property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

•	voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law.  In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock.  In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

Preemptive and Other Subscription Rights.  Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock.

In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends.  If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock.  If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

Miscellaneous; Dilution.  If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

As described below, we have authorized a series of preferred stock in connection with our rights plan. See “Preferred Share Purchase Rights.”

Preferred Share Purchase Rights

On September 11, 2009, we entered into a Tax Benefit Preservation Plan with Computershare Trust Company, N.A., as rights agent, and our Board of Directors declared a dividend of one preferred share purchase right (the “Rights”) for each outstanding share of common stock, and each outstanding share of Class B stock under the terms of the Plan. Each share of common stock issued upon exercise of warrants sold in this offering will be accompanied by a Right. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $1.00 per share at a purchase price of $35.00 per one one-thousandth of a share of Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in the Plan.

Until the earlier to occur of (i) the close of business on the tenth business day following the public announcement that a person or group has become an “Acquiring Person” by acquiring beneficial ownership of 4.99% or more of the outstanding shares of common stock (or the Board becoming aware of an Acquiring Person, as defined in the Plan) or (ii) the close of business on the tenth business day (or, except in certain circumstances, such later date as may be specified by the Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (with certain exceptions) of 4.99% or more of the outstanding shares of common stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to common stock and Class B stock certificates outstanding as of the Record Date (or any book-entry shares in respect thereof), by such common stock or Class B stock certificate (or registration in book-entry form) together with the summary of rights (“Summary of Rights”) describing the Plan and mailed to stockholders of record on the Record Date, and the Rights will be transferable only in connection with the transfer of common stock or Class B stock. Any person or group that beneficially owns 4.99% or more of the outstanding shares of common stock on September 11, 2009 will not be deemed an Acquiring Person unless and until such person or group acquires beneficial ownership of additional shares of common stock representing one-half of one percent (.5%) or more of the shares of common stock then outstanding. Under the Plan, the Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan if the Board determines that such person’s or group’s ownership of common stock will not jeopardize or endanger our availability, or otherwise limit in any way the use of, our net operating losses, tax credits and other tax assets (the “Tax Attributes”).

The Plan provides that, until the Distribution Date (or earlier expiration or redemption of the Rights), the Rights will be attached to and will be transferred with and only with the common stock and Class B stock. Until the Distribution Date (or the earlier expiration or redemption of the Rights), new shares of common stock and Class B stock issued after the Record Date upon transfer or new issuances of common stock and Class B stock (including in connection with the conversion of warrants offered hereby) will contain a notation incorporating the Plan by reference (with respect to shares represented by certificates) or notice thereof will be provided in accordance with applicable law (with respect to uncertificated shares). Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates representing shares of common stock and Class B stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, or the transfer by book-entry of any uncertificated shares of common stock and Class B stock, will also constitute the transfer of the Rights associated with such shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock and Class B stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire upon the earliest of the close of business on September 11, 2012 (unless that date is advanced or extended by the Board), the time at which the Rights are redeemed or exchanged under the Plan, the final adjournment of our 2010 annual meeting of stockholders if stockholder approval of the Plan has not been received prior to that time, the repeal of Section 382 of the Internal Revenue Code of 1986, as amended, or any successor statute if the Board determines that the Plan is no longer necessary for the preservation of our Tax Attributes, or the beginning of our taxable year to which the Board determines that no Tax Attributes may be carried forward.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the common stock and Class B stock payable in shares of common stock or Class B stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of common stock. Each share of Preferred Stock will have 1,000 votes, voting together with the common stock and Class B stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right (including payment of the Purchase Price) that number of shares of common stock having a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person but prior to the acquisition by such Acquiring Person of beneficial ownership of 50% or more of the voting power of the shares of common stock and Class B stock then outstanding, the Board may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become null and void), in whole or in part, for shares of common stock or Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock or Class B stock, or a fractional share of Preferred Stock (or other stock) equivalent in value thereto, per Right (subject to adjustment for stock splits, stock dividends and similar transactions).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock, common stock or Class B stock will be issued (other than fractions of Preferred Stock which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Preferred Stock, the common stock or Class B stock.

At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the “Redemption Price”) payable, at our option, in cash, shares of common stock or such other form of consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Plan in any manner. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Plan in any manner that does not adversely affect the interests of holders of the Rights (other than the Acquiring Person).

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.

SELLING SECURITY HOLDER; CERTAIN ERISA CONSIDERATIONS

On December 11, 2009, we issued the warrants to VEBA-F Holdings LLC, our then-wholly owned subsidiary. On December 31, 2009, we transferred our ownership interest in VEBA-F Holdings LLC (which was subsequently dissolved and distributed its assets to the selling security holder) and certain other assets to the selling security holder pursuant to a settlement agreement among us, the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) and certain class representatives. On January 1, 2010, the selling security holder assumed the obligations to provide retiree health care benefits to eligible active and retired UAW Ford hourly employees and their eligible spouses, surviving spouses and dependents.

Employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), are prohibited under Section 406 of ERISA from engaging in certain transactions with entities that are “parties in interest” to the plan, including entities that may be (or may be affiliates of) service providers or fiduciaries to the selling security holder, unless an exemption, whether statutory (including Section 408(b)(17) of ERISA relating to transactions between a plan and certain service providers) or regulatory, is applicable to the transaction. Prospective purchasers of the warrants that may be “parties in interest” to the selling security holder should consult with their counsel regarding the potential applicability of Section 406 of ERISA and the potential availability of an exemption, and there can be no assurance that any exemption, if required, will be available with respect to any particular transaction involving the warrants.

We are registering the warrants offered by this prospectus supplement and the attached prospectus on behalf of the selling security holder. Further information about the selling security holder, the Settlement Agreement and the relationship between the selling security holder and Ford is included in our Current Report on Form 8-K dated January 4, 2010, which is incorporated herein by reference.

The table below sets forth information with respect to the beneficial ownership of the warrants being offered by this prospectus supplement held as of February 28, 2010 by the selling security holder, the number of warrants being offered by this prospectus supplement, and information with respect to warrants to be beneficially owned by the selling security holder assuming all the warrants offered by this prospectus supplement are sold.

Warrants
	Warrants Beneficially		Offered in	Warrants Beneficially
	Owned Prior to this		this	Owned after this
	Offering		Offering	Offering
Selling Security Holder	Number	Percentage	Number	Number	Percentage

UAW Retiree Medical Benefits Trust	362,391,305	100%	362,391,305	0	0%

The warrants being offered by this prospectus supplement currently are exercisable for 362,391,305 shares of our common stock, which represent approximately 11% of our common stock outstanding as of February 28, 2010. However, because the warrants offered hereby must be exercised on a “net share settlement” or cashless basis (as if the exercise price of a warrant was paid by our netting out a number of shares of our common stock otherwise issuable upon exercise of the warrant equal to the value of the exercise price of such warrant), the actual number of shares that could be issued upon exercise of the warrants will depend upon the market price of our common stock at the time of exercise and other factors, including the adjustment provisions described above under “Description of Warrants — Adjustments to the Warrants” and “Description of Warrants — Exercise of Warrants Upon a Designated Event,” and cannot be determined at this time.

Other than the relationships described in the Current Report on Form 8-K referred to above, we have no material contractual relationships with the selling security holder.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the ownership, exercise, and disposition of the warrants, as of the date hereof. Except where noted, this summary deals only with a warrant held as a capital asset, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity; or

•	a United States expatriate.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a warrant that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a warrant (other than an entity classified as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If an entity classified as a partnership for United States federal income tax purposes holds the warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the warrants, you should consult your own tax advisors. If you are considering the purchase of warrants, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the warrants, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

Exercise of Warrants

The U.S. federal income tax consequences of the exercise of warrants that require net share settlement are not entirely clear. Exercise of the warrants may be treated as a non-recognition event (except with respect to any cash received in lieu of a fractional share), either because (i) the warrants are treated as options to receive a variable number of shares of our common stock or (ii) the exchange of warrants for stock pursuant to net share settlement is treated as a recapitalization. In either case, a U.S. holder’s tax basis in the common stock received would equal the U.S. holder’s tax basis in the warrants, less any amount attributable to any fractional share. If the warrants are treated as options, the holding period of common stock received upon the exercise of a warrant will commence on the day after a warrant is exercised. If the exchange of warrants for stock pursuant to net share settlement is treated as a recapitalization, the holding period of common stock received upon the exercise of a warrant will include the U.S. holder’s holding period for the warrant.

It is also possible that exercise of the warrants could be treated as a taxable exchange in which gain or loss would be recognized. The amount of gain or loss recognized on such exchange and its character as short-term or long-term would depend on the characterization of that exchange. If a U.S. holder is treated as selling a portion of the warrants or underlying shares of our common stock for cash that is used to pay the exercise price for the warrants, the amount of gain or loss will be the difference between that exercise price and such U.S. holder’s basis attributable to the warrants or shares of our common stock deemed to have been sold. If the U.S. holder is treated as selling warrants, such U.S. holder would have long-term capital gain or loss if it has held the warrants for more than one year. If the U.S. holder is treated as selling underlying shares of our common stock, such U.S. holder would have short-term capital gain or loss. In either case, a U.S. holder of a warrant would also recognize gain or loss in respect of the cash received in lieu of a fractional share of our common stock otherwise issuable upon exercise in an amount equal to the difference between the amount of cash received and the portion of such U.S. holder’s tax basis attributable to such fractional share. The ability of U.S. holders to deduct capital losses is subject to limitations under the Code.

Alternatively, if the U.S. holder is treated as exchanging, in a taxable exchange, the warrants for shares of our common stock received on exercise, the amount of gain or loss will be the difference between the fair market value of our common stock and cash in lieu of fractional shares received on exercise and the holder’s basis in the warrants. In that case, the U.S. holder would have long-term capital gain or loss if it has held the warrants for more than one year and such U.S. holder will have a tax basis in the shares of our common stock received equal to their fair market value.

Due to the absence of authority on the U.S. federal income tax treatment of the exercise of warrants that require net share settlement, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of the exercise of the warrants.

Sale, Exchange, or Lapse of Warrants

A U.S. holder of a warrant will recognize gain or loss on the sale, exchange or other taxable disposition of a warrant, other than by exercise as described above, in an amount equal to the difference between the amount realized and the U.S. holder’s tax basis in the warrant. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder held the warrant for more than one year.

If a warrant expires without being exercised, a U.S. holder generally will recognize a capital loss in an amount equal to its tax basis in the warrant. Such loss will be a long-term capital loss if, at the time of the expiration, the warrant has been held by the U.S. holder for more than one year. The ability of U.S. holders to deduct capital losses is subject to limitations under the Code.

Constructive Distributions

To the extent any adjustment to, or failure to adjust, the number of shares of our common stock underlying the warrants and/or the exercise price of the warrants results in an increase in the proportionate interest of a holder in our assets or our earnings and profits, such holder will be treated as having received a distribution of property. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the reduced rates of United States federal income tax applicable to certain dividends paid to individuals. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with deemed payments of dividends on the warrants and the proceeds from a sale, exchange or other disposition of the warrants. Holders may be subject to backup withholding on these payments unless a holder complies with certification procedures to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Constructive Dividends

Any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate see “— U.S. Holders “— Constructive Distributions” above) will be subject to United States federal withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, shares of our common stock delivered upon exercise of the warrants. However, deemed dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of warrants who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Exercise or Sale of Warrants

Subject to the discussions below regarding recent legislation and backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange, or other taxable disposition of a warrant (including any gain potentially recognizable on an exercise) unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

If you are an individual and your gain is effectively connected with your conduct of a trade or business in the United States, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated United States federal income tax rates. If you are an individual present in the United States for 183 days or more in the taxable year of disposition, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation and your gain is effectively connected with your conduct of a trade or business in the United States, you will be subject to tax on your net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Recent Legislation

Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. property that can produce dividends (possibly including instruments such as the warrants), unless various U.S. information reporting and due diligence requirements have been satisfied. Non-U.S. holders should consult their tax advisers regarding the possible implications of this legislation on their investment in the warrants.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with deemed payments of dividends on the warrants and the proceeds from a sale, exchange or other disposition of the warrants. Holders may be subject to backup withholding on these payments unless a holder complies with certification procedures to establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

Ford, the selling security holder and the underwriters named below have entered into an underwriting agreement with respect to the warrants being offered. Subject to certain conditions, each underwriter has severally agreed to purchase from the selling security holder the number of warrants indicated in the following table. Deutsche Bank Securities Inc. is the representative of the underwriters named below.

Underwriter	Number of Warrants

Deutsche Bank Securities Inc.	226,494,567
Goldman, Sachs & Co.	67,948,370
Barclays Capital Inc.	11,324,728
Merrill Lynch, Pierce, Fenner & Smith Incorporated	11,324,728
Citigroup Global Markets Inc.	11,324,728
J.P. Morgan Securities Inc.	11,324,728
Morgan Stanley & Co. Incorporated	11,324,728
RBS Securities Inc.	11,324,728

Total	362,391,305

The underwriting agreement provides that the obligations of the several underwriters to purchase the warrants offered by this prospectus supplement are subject to certain conditions precedent and that the underwriters will purchase all of the warrants sold in accordance with the auction process, if any are purchased. See “Auction Process — The Auction Process — Pricing and Allocation.”

The underwriters plan to offer the warrants for sale pursuant to the auction process described above under “Auction Process.” Warrants sold by the underwriters to the public will be sold at the clearing price determined through that auction process. During the auction period, bids may be placed at any price (in increments of $0.10) at or above the minimum bid price of $3.50 per warrant. The offering of the warrants by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the public offering price, underwriting discount and proceeds. The selling security holder has agreed to pay the underwriters the following discounts and commissions for warrants that are sold:

	Per Warrant	Total

Public offering price	$5.00	$1,811,956,525.00
Underwriting discounts and commissions	$0.10	$36,239,130.50
Proceeds, before expenses, to the selling security holder	$4.90	$1,775,717,394.50

We estimate that our share of the total expenses of the offering will be approximately $600,000 and the selling security holder’s share of the total expenses of offering, excluding underwriting discounts and commissions, will be approximately $20,000. Pursuant to a registration rights agreement, we have agreed to pay certain expenses of the selling security holder in connection with this offering, which are reflected as our expenses in the preceding sentence.

We have agreed for a period of 60 days from the date of this prospectus supplement, subject to certain exceptions described below, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or file or cause to be filed with the SEC a registration statement under the Securities Act of 1933 relating to, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable or exercisable for or that represent the right to receive, shares of our common stock, whether any such aforementioned transaction is to be settled by delivery of any such securities, in cash, or otherwise without the prior written consent of Deutsche Bank Securities Inc. Notwithstanding these restrictions, we may take such actions with respect to issuances of our common stock issuable upon conversion or exercise of securities or options outstanding on the date of this prospectus supplement (including the warrants), issuances and sales of our common stock as consideration in future acquisitions, transfers of our common stock to affiliates, issuances of our common stock or options under existing employee savings, benefit or compensation plans, issuances of common stock pursuant to our equity distribution agreement beginning on the sixth business day following the date of the final prospectus supplement relating to this offering, and issuances of our common stock as payment upon our amortizing guaranteed secured note (which could be settled either in cash or our common stock at our election) issued to the selling security holder.

The selling security holder has agreed for a period of 60 days from the date of this prospectus supplement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or file or cause to be filed with the SEC a registration statement under the Securities Act of 1933, relating to, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable or exercisable for or that represent the right to receive, shares of our common stock, whether any such aforementioned transaction is to be settled by delivery of any such securities, in cash, or otherwise without the prior written consent of Deutsche Bank Securities Inc.

The warrants are a new issue of securities with no established trading market. The warrants have been approved for listing on the NYSE under the symbol “F WS.” The underwriters may make a market in the warrants after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the warrants or that an active public market for warrants will develop. If an active public trading market for the warrants does not develop, the market price and liquidity of the warrants may be adversely affected. The warrants may trade at a discount from their public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

In connection with the offering, the underwriters may purchase and sell warrants and our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of warrants than they hold and must be closed out by purchasing those securities in the open market.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the warrants or our common stock, and may stabilize, maintain or otherwise affect the market price of the warrants or our common stock. As a result, the price of the warrants or our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We and the selling security holder have agreed to indemnify each other and the several underwriters against some specified types of liabilities, including liabilities under the Securities Act. Certain of the underwriters and their respective affiliates have, from time to time, provided, and may in the future provide, various investment banking and financial advisory services to us and to the selling security holder, for which they received or will receive customary fees and expenses. Goldman, Sachs & Co. is acting as our financial advisor in connection with this transaction.

No Public Offering Outside the United States

No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the warrants, or the possession, circulation or distribution of this prospectus supplement or any material relating to our, in any jurisdiction where action for that purpose is required. Accordingly, the warrants included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents, warrants and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of warrants which are the subject of the offering contemplated by the prospectus supplement to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of warrants and the underlying shares of common stock referred to in (a) to (d) above shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3(1) of the Prospectus Directive.

Each purchaser of the warrants described in this prospectus supplement and the attached prospectus located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the warrants to be offered so as to enable an investor to decide to purchase or subscribe the warrants, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, any warrants other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the

Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the warrants or the underlying shares of common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to warrants that are or are intended to be disposed of (i) only to persons outside Hong Kong or (ii) only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan

No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of f Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the warrants.

The warrants are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the warrants in this offer may not transfer or resell those warrants except to other Oils.

Singapore

This prospectus supplement and the attached prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the attached prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the warrants may not be circulated or distributed, nor may the warrants be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the warrants are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the warrants pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

United Arab Emirates

Notice to Prospective Investors in the United Arab Emirates (excluding the Dubai International Financial Centre)

The warrants and the underlying shares of common stock which are subject to this prospectus supplement and the attached prospectus have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates other than in compliance with the laws of the United Arab Emirates. Investors in the Dubai International Financial Centre should have regard to the specific notice to investors in the Dubai International Financial Centre set out in this prospectus supplement. The information contained in this prospectus supplement and the attached prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the United Arab Emirates, as amended) or otherwise and is not intended to be a public offer. Neither this prospectus supplement nor the attached prospectus has been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority. If you do not understand the contents of this prospectus supplement and the attached prospectus, you should consult an authorized financial adviser. This prospectus supplement and the attached prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the attached prospectus relate to an “exempt offer” in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus supplement and the attached prospectus are intended for distribution only to persons of a type specified in those rules. This prospectus supplement and the attached prospectus must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus supplement or the attached prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The warrants and the underlying shares of common stock to which this prospectus supplement and the attached prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the warrants offered should conduct their own due diligence on the warrants and the underlying shares of common stock. If you do not understand the contents of this prospectus supplement and the attached prospectus, you should consult an authorized financial adviser. For the avoidance of doubt, the warrants and the underlying shares of common stock are not interests in a “fund” or “collective investment scheme” within the meaning of either the Collective Investment Law (DIFC Law No. 1 of 2006) or the Collective Investment Rules Module of the Dubai Financial Services Authority Rulebook.

United Kingdom

This prospectus supplement and the attached prospectus are being distributed in the United Kingdom in a private placement only to, and is directed only at, “qualified investors” as defined in section 86 of the Financial Services and Markets Act 2000 as amended (“FSMA”) or under other circumstances which do not require the publication of a prospectus pursuant to section 85(1) of the FSMA (all such persons together being referred to for purposes of this paragraph of the restriction under United Kingdom as “Relevant Persons”). This prospectus supplement and the attached prospectus are directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any invitation or inducement to engage in investment activity as defined in section 21 of the FSMA will only be communicated or caused to be communicated under circumstances in which Article 21(1) of the FSMA does not apply.

This prospectus supplement and the attached prospectus are only being distributed to and are only directed at (a) persons who are outside the United Kingdom or (b) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (c) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to for purposes of this paragraph of the restriction under United Kingdom as “Relevant Persons”). The offered warrants and the underlying shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such warrants will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this prospectus supplement and the attached prospectus or any of their contents.

LEGAL MATTERS

The validity of the warrants to be offered in this offering will be passed on for us by Peter J. Sherry, Jr., Esq., our Associate General Counsel and Secretary, or another of our lawyers. Mr. Sherry owns, and such other lawyers likely would own, our common stock and options to purchase shares of our common stock. Certain legal matters in connection with the offering will be passed on for the underwriters by Shearman & Sterling LLP, New York, New York and Cleary Gottlieb Steen & Hamilton LLP, New York, New York and for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the selling security holder by Proskauer Rose LLP, New York, New York.

EXPERTS

The consolidated financial statements of Ford Motor Company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of the internal control over financial reporting as of December 31, 2009 (which is included in Management’s Report on Internal Control over Financial Reporting on page 98 of the Annual Report on Form 10-K of Ford Motor Company for the year ended December 31, 2009) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Ford Motor Company have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Ford Motor Company

Senior Debt Securities, Subordinated Debt Securities,
Preferred Stock, Depositary Shares, Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•	shares of our preferred stock;

•	depositary shares representing a fraction of a share of our preferred stock;

•	shares of our common stock;

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock;

•	stock purchase contracts;

•	stock purchase units; or

•	any combination of these securities.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus.

Investments in the Securities involve risks. See “Risk Factors” beginning on page 2 of this prospectus.

You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

Our principal executive offices are located at:

     Ford Motor Company
           One American Road
           Dearborn, Michigan 48126
           313-322-3000

Our common stock is traded on the New York Stock Exchange under the symbol “F”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2008.

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

RISK FACTORS

Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Company are discussed in our periodic reports referred to in “Where You Can Find More Information,” below. For example, our Annual Report on Form 10-K for the year ended December 31, 2007 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this Prospectus unless you understand and know you can bear all of the investment risks involved.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2007 (our “2007 10-K Report”).

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (our “10-Q Report”).

•	Current Reports on Form 8-K or 8-K/A dated and filed on the following dates:

Dated	Filed
January 3, 2008	January 3, 2008
January 16, 2008	January 16, 2008
January 23, 2008*	January 24, 2008*
February 1, 2008	February 1, 2008
March 3, 2008	March 3, 2008
March 25, 2008	March 26, 2008
April 1, 2008	April 1, 2008
April 7, 2008	April 11, 2008
April 25, 2008	May 1, 2008
May 8, 2008	May 13, 2008
May 9, 2008	May 9, 2008
May 21, 2008	May 22, 2008
June 2, 2008	June 2, 2008

*	Other than information that has been furnished to, and not filed with, the SEC, which information is not incorporated into this prospectus.

You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Ford Motor Company
One American Road
Dearborn, MI 48126
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

FORD MOTOR COMPANY

We incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, that had been incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are one of the world’s largest producers of cars and trucks combined. We and our subsidiaries also engage in other businesses, including financing vehicles. Our headquarters are located at One American Road, Dearborn, Michigan 48126, and our telephone number is (313) 322-3000.

We review and present our business results in two sectors: Automotive and Financial Services. Within these sectors, our business is divided into reportable segments based upon the organizational structure that we use to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure.

Our Automotive and Financial Services businesses by sector are described generally in the table below:

Business Sector	Reportable Segments	Description
Automotive	Ford North America	Primarily includes the sale of Ford, Lincoln and Mercury brand vehicles and related service parts in North America (the United States, Canada and Mexico), together with the associated costs to design, develop, manufacture and service these vehicles and parts, and the sale of Mazda6 vehicles by our consolidated subsidiary, Auto Alliance International, Inc.
	Ford South America	Primarily includes the sale of Ford-brand vehicles and related service parts in South America, together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Ford Europe	Primarily includes the sale of Ford-brand vehicles and related service parts in Europe (including all parts of Turkey and Russia), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Volvo	Primarily includes the sale of Volvo-brand vehicles and related service parts throughout the world (including North and South America, Europe, Asia Pacific and Africa), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Ford Asia Pacific Africa	Primarily includes the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and Africa, together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Mazda and Associated Operations	Includes our share of the results of Mazda Motor Corporation (of which we own approximately 33.4%) as well as certain of our Mazda-related investments.
	Jaguar Land Rover and Aston Martin*	Primarily includes the sale of Jaguar Land Rover brand vehicles and related service parts throughout the world (including North and South America, Europe, Asia Pacific and Africa), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
Financial Services	Ford Motor Credit Company	Primarily includes vehicle-related financing,leasing, and insurance.
	Other Financial Services	Primarily includes real-estate, and vehicle-related financing, leasing of Volvo products.

*	In May 2007, we completed the sale of our 100% interest in Aston Martin and, therefore, the sale of Aston Martin-brand vehicles and related service parts throughout the world are included within this segment up until the date of sale. On June 2, 2008, we completed the sale of our 100% interest in our Jaguar Land Rover Operations.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of our “earnings” to our combined “fixed charges and preferred stock dividends” for the years 2003-2007 and for the three months ended March 31, 2008 are included as an exhibit to our 10-Q Report and future 10-Q Reports and are incorporated in this prospectus by reference.

USE OF PROCEEDS

We, or our affiliates, will use the net proceeds from the sale of securities for general corporate purposes, unless we state otherwise in a prospectus supplement. If we intend to use the proceeds to repay outstanding debt, we will provide details about the debt that is being repaid.

DESCRIPTION OF DEBT SECURITIES

We will issue debt securities in one or more series under an Indenture dated as of January 30, 2002 between us and The Bank of New York as successor trustee to JPMorgan Chase Bank. The Indenture may be supplemented from time to time.

The Indenture is a contract between us and The Bank of New York acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.

The Indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination; and

•	any other terms.

The debt securities will be our unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination.”

Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

The Indenture restricts our ability to pledge some of our assets as security for other debt. Unless we secure the debt securities on an equal basis, the restriction does not permit us to have or guarantee any debt that is secured by (1) any of our principal U.S. plants or (2) the stock or debt of any of our subsidiaries that own or lease one of these plants. This restriction does not apply until the total amount of our secured debt plus the discounted value of the amount of rent we must pay under sale and leaseback transactions involving principal U.S. plants exceeds 5% of our consolidated net tangible automotive assets. This restriction also does not apply to any of the following:

•	liens of a company that exist at the time such company becomes our subsidiary;

•	liens in our favor or in the favor of our subsidiaries;

•	certain liens given to a government;

•	liens on property that exist at the time we acquire the property or liens that we give to secure our paying for the property; and

•	any extension or replacement of any of the above. (Section 10.04)

Limitation on Sales and Leasebacks

The Indenture prohibits us from selling and leasing back any principal U.S. plant for a term of more than three years. This restriction does not apply if:

•	we could create secured debt in an amount equal to the discounted value of the rent to be paid under the lease without violating the limitation on liens provision discussed above;

•	the lease is with or between any of our subsidiaries; or

•	within 120 days of selling the U.S. plant, we retire our funded debt in an amount equal to the net proceeds from the sale of the plant or the fair market value of the plant, whichever is greater.

Merger and Consolidation

The Indenture prohibits us from merging or consolidating with any company, or selling all or substantially all of our assets to any company, if after we do so the surviving company would violate the limitation on liens or the limitation on sales and leasebacks discussed above. This does not apply if the surviving company secures the debt securities on an equal basis with the other secured debt of the company. (Sections 8.01 and 8.03)

Events of Default and Notice Thereof

The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.01.)

Annually, we must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.06.)

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.02.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Defeasance and Covenant Defeasance

Unless the prospectus supplement states otherwise, we will have two options to discharge our obligations under a series of debt securities before their maturity date. These options are known as “defeasance” and “covenant defeasance”. Defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the securities). Covenant defeasance means that as to the applicable series of debt securities we will not have to comply with the covenants described above under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. In addition, if the prospectus supplement states that any additional covenants relating to that series of debt securities are subject to the covenant defeasance provision in the Indenture, then we also would not have to comply with those covenants. (Sections 14.01, 14.02 and 14.03.)

To elect either defeasance or covenant defeasance for any series of debt securities, we must deposit with the Trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the defeasance or covenant defeasance you will not be required to recognize income, gain or loss for federal income tax purposes and you will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the defeasance or covenant defeasance had not occurred. For defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date the debt securities were issued. We must also meet other conditions, such as there being no Events of Default. The amount deposited with the Trustee can be decreased at a later date if in the opinion of a nationally recognized firm of independent public accountants the deposits are greater than the amount then needed to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. (Sections 14.04 and 14.05.)

Our obligations relating to the debt securities will be reinstated if the Trustee is unable to pay the debt securities with the deposits held in trust, due to an order of any court or governmental authority. (Section 14.06.) It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an Event of Default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time, using the deposits held in trust or other money. (Section 14.03.)

Modification of the Indenture

With certain exceptions, our rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

The extent to which a particular series of subordinated debt securities is subordinated to our Senior Indebtedness (as defined below) will be set forth in the prospectus supplement for that series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions. The particular terms of subordination of an issue of subordinated debt securities may supersede the general provisions of the Indenture summarized below.

The Indenture provides that any subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness. This means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we voluntarily liquidate, dissolve or otherwise wind up our affairs, then the holders of all Senior Indebtedness will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, (a) if we default in the payment of any Senior Indebtedness or if any event of default exists and all grace periods with respect thereto have expired under any Senior indebtedness, then, so long as any such default continues, no payment can be made on the subordinated debt securities; and (b) if any series of subordinated debt securities are declared due and payable before their stated maturity because of the occurrence of an Event of Default under the Indenture (other than because of our insolvency, bankruptcy, receivership, liquidation, reorganization or the like), then no payment on the subordinated debt securities can be made unless holders of the Senior Indebtedness are paid in full.

The term “Senior Indebtedness” means (a) the principal of and premium, if any, and interest on all of our indebtedness, whether presently outstanding or later created, (i) for money we borrow, (ii) constituting obligations of others that we either assume or guarantee, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, which means indebtedness, the proceeds of which we use to acquire property or which we issue as all or part of our payment for such property, (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness, and (c) all of our other general unsecured obligations and liabilities, including trade payables. Notwithstanding the foregoing, Senior Indebtedness does not include any of our indebtedness that by its terms is subordinate in right of payment to or of equal rank with the subordinated debt securities.

Global Securities

Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. (Section 2.05.) If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, certain terms of which affect the common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation. See “Where You Can Find More Information.”

Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock.

As of May 1, 2008, we had outstanding 2,171,147,986 shares of common stock and 70,852,076 shares of Class B stock.

Common Stock and Class B Stock

Rights to Dividends and on Liquidation. Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading “Stock Dividends.” Under the terms of a secured credit agreement that we entered into on December 15, 2006, which credit agreement provides for a seven-year $7 billion term-loan facility and a five-year revolving credit facility of $11.5 billion, we are prohibited from paying dividends (other than dividends payable solely in stock) on our common and Class B stock, subject to certain limited exceptions. See Note 16 of the Notes to Financial Statements of our 2007 10-K Report for more information regarding our secured credit agreement.

Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting — General. All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock.

Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%.

If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share.

Based on the number of shares of Class B stock and common stock outstanding as of May 1, 2008, each holder of Class B stock is entitled to 20.429 votes per share. Of the outstanding Class B stock as of April 4, 2008, 52,016,831 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default. It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more quarters’ worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

Non-Cumulative Voting Rights. Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class. If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of our restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of our property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

•	voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

Preemptive and Other Subscription Rights. Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock.

In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends. If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock. If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

Miscellaneous; Dilution. If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•	The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock. Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

Voting. Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock. If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General

We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. Particular terms of any stock purchase contracts and/or stock purchase units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or stock purchase units.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

PLAN OF DISTRIBUTION

We may sell the securities to or through agents or underwriters or directly to one or more purchasers. Securities also may be sold by or through broker-dealers in connection with, or upon the termination or expiration of, equity derivative contracts between us or our affiliates and such broker-dealers or their affiliates.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

By Agents

We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

We may sell securities directly to you. In this case, no underwriters or agents would be involved.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

Peter J. Sherry, Jr., Esq., who is our Associate General Counsel and Secretary, or another of our lawyers, will give us an opinion about the legality of the securities. Mr. Sherry owns, and such other lawyer likely would own, our common stock and options to purchase shares of our common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and financial statement schedule incorporated in the Prospectus by reference to Ford Motor Company’s Current Report on Form 8-K dated June 2, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Ford Motor Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Ford Motor Company for the three-month periods ended March 31, 2008 and 2007, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2008 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

Ford Motor Company

362,391,305 Warrants
Each to Purchase One Share of Common Stock

PROSPECTUS SUPPLEMENT

March 30, 2010

Deutsche Bank Securities

Goldman, Sachs & Co.
Barclays Capital
BofA Merrill Lynch
Citi
J.P. Morgan
Morgan Stanley
RBS